Exhibit 10.17

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

FINAL VERSION

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (this “Agreement”), effective as of 19 April, 2013 (the “Effective Date”), and restated as of June 12, 2013, is made by and between BIND Therapeutics, Inc., a Delaware corporation (“BIND”), and AstraZeneca AB (publ), a company incorporated in Sweden under no 556011-7482 with offices at S-151 85 Södertälje, Sweden (“AstraZeneca”). BIND and AstraZeneca are sometimes hereinafter referred to each as a “Party” and collectively as the “Parties.”

WHEREAS, BIND has been engaged in the development of Accurins™ based on BIND’s Medicinal Nanoengineering® technology, and owns and otherwise controls patent rights and know-how with respect thereto;

WHEREAS, AstraZeneca has specialized experience in, among other things, development and commercialization of pharmaceutical products;

WHEREAS, AstraZeneca desires to collaborate with BIND in the research, development and commercialization of a Product combining an Accurin™ with its Product Candidate;

WHEREAS, the Parties each desires to collaborate to research, develop and commercialize Product Candidates and Products;

WHEREAS, BIND and AstraZeneca entered into a certain License Agreement, dated as of the Effective Date (the “Prior License Agreement”), pursuant to which AstraZeneca and BIND agreed to collaborate to research, develop and commercialize Product Candidates and Products; and

WHEREAS, BIND and AstraZeneca desire to amend the Prior License Agreement to make certain changes thereto.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the Parties hereby agree that the Prior License Agreement is amended and restated in its entirety to read as follows:

Section 1. Definitions.

For the purpose of this Agreement, the following words and phrases (and their correlatives) will have the meanings set forth below:

1.1 “Accurin™” means a targeted (using any targeting mechanism) nanoparticle incorporating or otherwise based on BIND Background Technology with one or more active ingredients, including, for example, the Product Candidate.

1.2 “Affiliate” of an entity or person means any other entity or person which (directly or indirectly) is controlled by, controls or is under common control with such entity or person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to an entity means (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (b) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity.

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1.3 “Anti-Corruption Laws” means the US Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

1.4 “AstraZeneca Background Know-How” means Know-How Controlled by AstraZeneca or any of its Affiliates as of the Effective Date that (a) is necessary or reasonably useful for research related to Product Candidates, (b) AstraZeneca chooses to make available under this Agreement, or (c) is required for BIND to perform its obligations under the Product Development and Manufacturing Program, but excluding AstraZeneca Program IP.

1.5 “AstraZeneca Background Technology” means the AstraZeneca Background Know-How and the AstraZeneca Background Patents.

1.6 “AstraZeneca Background Patents” means Patents Controlled by AstraZeneca or any of its Affiliates as of the Effective Date that (a) are necessary or reasonably useful for research related to Product Candidates, (b) AstraZeneca chooses to make available under this Agreement, or (c) are required for BIND to perform its obligations under the Product Development and Manufacturing Program, but excluding AstraZeneca Program IP. As of the Effective Date, the AstraZeneca Background Patents include those listed on Exhibit 1.6.

1.7 “[***] Kinase Inhibitor” means a product, the intended clinical effect of which is reasonably believed to be dependent upon the inclusion, in such product, of a compound that, as its primary mechanism of action, directly inhibits the activity of [***] Kinase.

1.8 “BIND Background Know-How” means Know-How Controlled by BIND as of the Effective Date necessary (a) to research and Develop Product Candidates during the Product Development and Manufacturing Program Term, or (b) to Develop, Manufacture or Commercialize Product Candidates or Products in the Field during the Term, but excluding BIND Program IP. For avoidance of doubt, Know-How that is in-licensed by BIND from Third Parties as of the Effective Date as set forth on Exhibit 1.8 is hereby deemed not to be Controlled by BIND for purposes of this Agreement and therefore is not included within the licenses granted to AstraZeneca hereunder.

1.9 “BIND Background Patents” means those Patents Controlled by BIND as of the Effective Date which are described in Exhibit 1.9 and which are necessary (a) to research and Develop Product Candidates during the Product Development and Manufacturing Program Term, or (b) to Develop, Manufacture or Commercialize Product Candidates or Products in the Field during the Term, but excluding BIND Program IP. For avoidance of doubt, Patents that are in-licensed by BIND from Third Parties as of the Effective Date as set forth on Exhibit 1.8 are hereby deemed not to be Controlled by BIND for purposes of this Agreement and therefore are not included within the licenses granted to AstraZeneca hereunder.

1.10 “BIND Background Technology” means the BIND Background Know-How and the BIND Background Patents.

1.11 “Bundle” means any Product sold together with another pharmaceutical product for a single price.

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1.12 “Business Day” means any day that is not a Saturday or Sunday or day on which banking institutions in Boston or London are authorized by law to remain closed.

1.13 “Change of Control” means for BIND that (a) BIND will have become an Affiliate of a Third Party, (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of BIND will have occurred, or (c) any Third Party (whether individually or as part of a group) will have become the owner, directly or indirectly, of voting securities entitled to cast more than fifty percent (50%) of the votes in the election of directors of BIND.

1.14 “Clinical Data” means all information made, collected or otherwise generated under or in connection with clinical studies, including any clinical study reports, toxicology reports, development plans, clinical study plans, data and results with respect to any of the foregoing.

1.15 “Clinical Development” means clinical drug development activities reasonably related to the development and submission of information to a Regulatory Authority in the Field for Product Candidates and Products, including toxicology, pharmacology and other discovery and pre-clinical efforts (other than design and formulation efforts, which will take place during the Product Development and Manufacturing Program), statistical analysis, and clinical studies (other than post-approval clinical studies).

1.16 “Clinical Development & Commercialization Program” means the program of Clinical Development and Commercialization activities to be undertaken by and on behalf of AstraZeneca for Product Candidates and Products. For clarity, the Clinical Development & Commercialization Program will not include activities conducted under the Product Development and Manufacturing Program or relating to Manufacturing, and all Clinical Development and Commercialization activities related to Product Candidates and Products undertaken by or on behalf of AstraZeneca or any of its Affiliates or Sublicensees will be considered as part of the Clinical Development & Commercialization Program.

1.17 “Cohort Expansion” means the expansion by the addition of one or more patient cohort of a Phase I Clinical Trial of a Product Candidate or Product the principal purpose of which is the determination of safety and an assessment of its efficacy in the target population for its intended use.

1.18 “CMC Data” means Chemistry, Manufacturing and Controls data, which includes (a) Manufacturing process development records for Product Candidates and Products, (b) records of all Chemistry, Manufacturing and Controls procedures necessary for Manufacture of Product Candidates and Products; and (c) records of sourcing and testing of all raw materials and components used in the Manufacture of Product Candidates and Products.

1.19 “Commercially Reasonable Efforts” means that the level of efforts to be expended by a Party under this Agreement with respect to the research, design, development, Manufacture or Commercialization of Product Candidates and Products will be consistent with the level of reasonable, diligent, good faith efforts and resources that would normally be used by such Party (whether acting alone or through its Affiliates) for a pharmaceutical product owned by such Party (or to which such Party otherwise has rights) of similar commercial potential at a similar stage in its lifecycle, and taking into account issues of safety and efficacy, product profile, the patent and other proprietary position of the product, the then current competitive environment for such product, the likelihood of receipt of Regulatory Approval, the likely timing of such product’s entry into the market, the regulatory environment, and other relevant scientific, technical and commercial factors.

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LICENSE AGREEMENT

1.20 “Commercialization” means activities directed to obtaining pricing and reimbursement approvals, carrying out post-approval clinical studies, marketing, promoting, distributing, importing, exporting, offering for sale or selling a Product.

1.21 “Controlled” or “Controls” means, with respect to any Know-How, Materials, Patents or other intellectual property or other rights, the possession (whether by ownership or license or other right, other than by a license or other right granted pursuant to this Agreement) by a Party of the ability to grant (or to ensure that its Affiliates grant) to the other Party the licenses, sublicensees or rights to access and use such Know-How, Materials, Patents or other intellectual property or other rights, without requiring the payment of any royalties or other consideration or violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliates would be required hereunder to grant such license, sublicense, or rights of access and use.

1.22 “Exclusive Licensed IP” means all Patents and Know-How included in or embodied by any Exclusive Research Developments.

1.23 “Exclusive Licensed Technology” means all Exclusive Research Developments and Exclusive Licensed IP.

1.24 “Exclusive Research Developments” means any invention, development or discovery that BIND and its Affiliates Control which is made, conceived or created in connection with the Feasibility Study or any research under this Agreement, including BIND Program IP, that specifically relates to a Product Candidate or Product (or a nanoparticle of the Product), including any of the foregoing jointly owned with AstraZeneca.

1.25 “Exclusivity Renewal Fee” means [***].

1.26 “FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

1.27 “FFDCA” means the U.S. Food, Drug, and Cosmetic Act, as amended or replaced.

1.28 “Feasibility Study Agreement” means that certain Material Transfer and Feasibility Study Agreement, dated as of [***], by and between the Parties, relating to certain activities and services conducted by BIND (the “Feasibility Study”).

1.29 “Field” means the therapeutic use of a Product in humans or animals for any indication.

1.30 “First Commercial Sale” means, with respect to a Product on a country-by-country basis, the first sale for use by the general public of such Product in such country after Regulatory Approval of such Product has been granted or permitted by the applicable Regulatory Authority of such country.

1.31 “Free Trade Agreement” means a reciprocal agreement between two or more parties with broader provisions beyond customs issues. Example of such existing U.S. Free Trade Agreements are with Israel, Jordan, South Korea (as of March 2012) NAFTA, Chile, Singapore, Australia, Morocco, CAFTA-DR, Bahrain.

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1.32 “FTE” means 1880 hours of work time over a period of twelve (12) consecutive calendar months. The portion of an FTE year devoted by a full-time employee will be determined by dividing (i) the number of hours that such individual devoted to performance of such activities during any given twelve (12) month period by (ii) 1880.

1.33 “FTE Rate” means an amount equal to [***] for one (1) year. The FTE Rate includes all compensation and benefits for the relevant personnel as well as access to and use of equipment provided by BIND to such personnel for his or her exclusive use (for example, a personal computer, telephone and office equipment) as well as routine research supplies, consumables and overhead costs. This FTE Rate shall apply to scientific personnel and will not include the work of general corporate or administrative personnel.

1.34 “Formal Reports” means those formal reports identified in the Product Development and Manufacturing Program Plan which are subject to the formal review and approval process by AstraZeneca as outlined more specifically in Section 2.2.

1.35 “Generic Product” means any pharmaceutical product that (a)(i) is sold by a Third Party that is not a licensee or Sublicensee of AstraZeneca or its Affiliates under this Agreement, or any of their licensees or sublicensees, under a marketing authorization granted by a Regulatory Authority to such Third Party, and (ii) contains (or contains an ingredient which metabolises to) substantially the same active pharmaceutical ingredient as the relevant Product formulated in or with a polymeric nanoparticle and (b) (x) for purposes of the United States, is approved in reliance on the prior approval of the Product as determined by the FDA, or (y) for purposes of a country outside the United States, is approved in reliance on the prior approval of a Product as determined by the applicable Regulatory Authority.

1.36 “GLP Toxicology Studies” means toxicology studies, conducted on a Product Candidate in accordance with GLP, that are intended to assess the onset, severity, and duration of toxic effects of the Product Candidate, their dose dependency and degree of reversibility (or irreversibility).

1.37 “Government Official” means (i) any Person employed by or acting on behalf of a Governmental Authority; (ii) any political party, party official or candidate; (iii) any Person who holds or performs the duties of an appointment, office or position created by custom or convention; and (iv) any Person who holds himself out to be the authorized intermediary of any of the foregoing.

1.38 “Good Laboratory Practice” or “GLP” means the applicable then-current standards for laboratory activities for pharmaceuticals or biologicals, as applicable, as set forth in the FFDCA, 21 U.S.C. §§ 301 et seq., and any regulations or guidance documents promulgated thereunder (as amended), together with any similar standards of good laboratory practice as are required by any Regulatory Authority in the Territory, as applicable.

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1.39 “IND” means an Investigational New Drug application or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.40 “Indirect Taxes” means VAT, sales taxes, consumption taxes and other similar taxes required by law to be disclosed on the invoice.

1.41 “Investigator Sponsored Study” means a human clinical trial initiated and conducted, alone or with others, by an investigator who is not an employee of the Parties, or by a company, institution or organization other than the Parties.

1.42 “Know-How” means commercial, technical, scientific and other know-how and information, inventions, discoveries, improvements, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and know-how, including study designs and protocols); in all cases, whether or not confidential, proprietary, patented or patentable, in written, electronic or any other form, now known or hereafter developed.

1.43 “Major Market Country” means the Unites States of America, the European Union and Japan.

1.44 “Manufacture” means activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, warehousing, and holding of Product Candidates and Products for development (including Clinical Development) and Commercialization, including process development, process qualification and validation, test method development, delivery system development, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, formulation, quality assurance and quality control.

1.45 “Materials” means any tangible chemical or biological research materials that are provided or otherwise made available by one Party to the other Party under the terms of Section 2.2(c) for use in performance of the Product Development and Manufacturing Program (including samples of nanoparticles, cells, proteins, tissue samples, animals, together with any components, derivatives or progeny thereof); provided, however, that Materials will not include any Product Candidates or Products.

1.46 “NDA” means a New Drug Application filed with the FDA (including amendments and supplements thereto) to obtain Regulatory Approval in the United States, or any corresponding applications or submissions filed with the relevant Regulatory Authorities to obtain Regulatory Approvals in any other country or region in the Territory.

1.47 “Net Sales” means the gross amount invoiced in transactions by AstraZeneca, its Affiliates and Sublicensees for the sale or distribution of Products to Third Parties (which shall include Distributors), less: (a) customary discounts, (b) amounts repaid or credited because of rejections, returns and recalls, (c) rebates or bona fide price reductions, (d) rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority, (e) invoiced amounts written off as bad debt in accordance with GAAP, (f) taxes and duties (excluding income or franchise taxes of any kind) and (g) three (3) percent of the gross invoiced

LICENSE AGREEMENT

amount for insurance and transportation costs, special packaging and related charges, such amount to be calculated after the application of the reductions described in the foregoing clauses (a) through (f). Net Sales shall be calculated using AstraZeneca’s internal audited system used to report such sales as adjusted for any of items (a) to (g) above not taken into account in such systems.

In the case of any sale or transfer of a Product, or part thereof, other than in an arm’s length transaction exclusively for cash, the Net Sales amount shall be deemed to be the Net Sales at which substantially similar quantities of such Product are sold for cash in an arm’s length transaction in the relevant country; provided however, that no such Net Sales value will be attributed to Product transferred for no consideration in connection with clinical studies, compassionate use or an indigent program by AstraZeneca or its Affiliates or Sublicensees.

If a sale, transfer or other disposition with respect to Products involves consideration other than cash or a transaction that is not at arm’s length, then the Net Sales from such sale, transfer or other disposition shall be the arm’s length fair market value, which generally will mean AstraZeneca’s average sales price for the calendar quarter in the country where such sale took place (or where no average sale price yet exists in that country then such good faith estimate based upon and consistent with those distribution arrangements AstraZeneca has entered into for Products in other countries).

Product will be considered “sold” hereunder when invoiced. Such amounts will be calculated using AstraZeneca’s internal audited system used to report such sales as adjusted for any of items (a) through (e) above not taken into account in such systems. AstraZeneca’s or any of its Affiliates’ or Sublicensees’ transfer of Product between each other will not result in any Net Sales, unless such Product is consumed in the course of Commercialization.

Where a Product is sold in a Bundle, then for the purposes of calculating Net Sales under this Agreement, such Product will be deemed to be sold for an amount equal to [X ÷ (X + Y)] × Z, where: X is the average sales price during the applicable reporting period generally achieved for such dosage form of such Product; Y is the sum of the average sales price during the applicable reporting period generally achieved, when sold alone, by each pharmaceutical product in the relevant dosage form included in the Bundle (excluding such Product); and Z equals the price at which the Bundle was actually sold. In the event that such Product or one or more of the other pharmaceutical products in the Bundle are not sold separately in the relevant dosage form, Net Sales from the sale of such Bundle will be reasonably allocated between such Product and the other product(s) in such Bundle based upon their relative values and the Parties will determine the equitable fair market prices to apply to such Bundle; provided, that in the event of a disagreement with respect to such relative values, the Parties will engage a mutually agreed upon independent expert to make the final determination with respect thereto. Notwithstanding the foregoing, no Product will be sold in a Bundle if such sale would violate applicable law.

1.48 “Non-Exclusive Licensed Technology” means all Patents and Know-How that BIND and its Affiliates Control as of the Effective Date or at any time during the Term, including BIND Program IP, that are necessary or reasonably useful for the exploitation of the Product Candidate or Product, or that otherwise claim or cover the Product, but excluding the Exclusive Licensed Technology.

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1.49 “Patent” means patents and patent applications in the Territory (which for purposes of this Agreement will include certificates of invention and applications for such certificates), including any divisionals, continuations, continuations-in-part, substitutions, reissues, re-examinations, revalidations, patent term extensions, pediatric exclusivity extensions, registrations, supplementary protection certificates and renewals of any such patents or patent applications, together with foreign equivalents of any of the foregoing, that claim or cover any Materials, Product Candidates, or Products, or development (including Clinical Development), Manufacture, Commercialization or use thereof.

1.50 “Patent Costs” means the out-of-pocket costs and expenses paid to legal counsel and other Third Parties, and filing and maintenance expenses, incurred in Prosecuting and Maintaining Patents and enforcing and defending them.

1.51 “Phase I Clinical Trial” means a human clinical trial of a Product Candidate or Product, the principal purpose of which is a determination of safety, as described in 21 C.F.R. 312.21(a) (as amended or replaced), including any Exploratory IND studies, or a similar clinical study prescribed by a Regulatory Authority in a foreign country or region (but excluding any Investigator Sponsored Studies).

1.52 “Phase II Clinical Trial” means a human clinical trial of a Product Candidate or Product, the principal purpose of which is a determination of safety and an assessment of its efficacy in the target patient population for its intended use, as described in 21 C.F.R. 312.21(b) (as amended or replaced), or a similar clinical study prescribed by a Regulatory Authority in a foreign country or region (but excluding any Investigator Sponsored Studies).

1.53 “Phase III Clinical Trial” means a human clinical trial of a Product Candidate or Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, as described in 21 C.F.R. 312.211 (as amended or replaced), or a similar clinical study prescribed by a Regulatory Authority in a foreign country or region (but excluding any Investigator Sponsored Studies).

1.54 “Product” means any pharmaceutical product containing a Product Candidate, in all forms, presentations, formulations and dosage forms.

1.55 “Product Candidate” means [***] formulated or processed in connection with the work carried out pursuant to the Feasibility Study or this Agreement.

1.56 “Product Development and Manufacturing Program” means (a) preclinical development activities of Product Candidates to be conducted by or on behalf of the Parties in accordance with the Product Development and Manufacturing Plan; with respect to BIND, such activities may include development, formulation and manufacture of the Product for clinical trials.

1.57 “Program IP” means Know-How and Materials, plus all Patents arising therefrom, created or conceived in connection with the activities performed pursuant to the Feasibility Study or the Product Development and Manufacturing Program or other activities that may be undertaken by or on behalf of a Party with respect to the research or development (including Clinical Development) or manufacturing of Product Candidates during the Product

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Development and Manufacturing Program Term, in either case, whether solely by one Party or jointly by the Parties, in each case optionally with their Affiliates or any licensees, subcontractors or any other Third Parties or any employees, consultants or agents of any of the foregoing.

1.58 “Prosecution and Maintenance” means in relation to any Patents, (a) to prepare and file Patent applications, including re-examinations or re-issues thereof, and represent applicants or assignees before relevant patent offices or other relevant governmental authorities during examination, re-examination and re-issue thereof, in appeal processes and interferences, or any equivalent proceedings, (b) to defend all such applications against Third Party oppositions, (c) to secure the grant of any Patents arising from such Patent application, (d) to maintain in force any issued Patent (including through payment of any relevant maintenance fees), and (e) to make all decisions with regard to any of the foregoing activities.

1.59 “Regulatory Authority” means any national (e.g., the FDA), supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, in any jurisdiction in the world, regulating or otherwise exercising authority with respect to the development or commercialization of a Product Candidate or Product in the applicable jurisdiction, including the granting of Regulatory Approval with respect thereto.

1.60 “Regulatory Approval” means, (a) with respect to a Product in the European Union, the earlier to occur of (i) approval from the applicable Regulatory Authority in at least one member state in the European Union sufficient for the manufacture, distribution, use, marketing and sale of such Product, including pricing approval, in such jurisdiction in accordance with applicable laws, or (ii) the first commercial sale of a Product in the European Union; and (b) with respect to a Product in any regulatory jurisdiction other than the European Union, approval sufficient for the manufacture, distribution, use, marketing and sale of such Product in such jurisdiction in accordance with applicable laws (but for clarity not including pricing approval no matter the applicable law).

1.61 “Regulatory Documentation” means all applications for clinical studies and Regulatory Approvals, all registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), and all Clinical Data and other data submitted to Regulatory Authorities, in each case for a particular product, including all regulatory drug lists, advertising and promotion documents, drug master files, adverse event files and complaint files for such product.

1.62 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Product other than Patents, including, without limitation, rights conferred in the United States under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), or rights similar thereto outside the United States.

1.63 “Special Trade Program” means a program in which Products original in a foreign country are eligible for preferential tariff treatment under a special trade program. Examples of such Special Trade Programs are Prototype (9817), US goods Returned (9801/9802), GSP, ATPA/ATPDEA, CBERA/CBI, CBPTA, AGOA.

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1.64 “Sublicensee” means an Affiliate of AstraZeneca or a Third Party that is granted a sublicense by AstraZeneca in accordance with Section 7.5(a).

1.65 “Tax Authority” or “Tax Authorities” means any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs, or excise authority, body or official anywhere in the world, authorized to levy Tax.

1.66 “Tax Invoice” means an invoice including such particulars as are required by any law imposing Tax and such other information as required to claim any credit allowed under a law imposing Tax.

1.67 “Tax” and “Taxation” means any form of tax or taxation, levy, duty, charge, social security charge, contribution, or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed by, or payable to, a Tax Authority.

1.68 “Territory” means worldwide.

1.69 “Third Party” means any person or entity other than AstraZeneca, BIND or their respective Affiliates.

1.70 “Valid Claim” means (a) any claim of an issued and unexpired Patent that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending Patent application, which claim has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

Definitions for each of the following terms are found in the body of this Agreement as indicated below:

Defined Term	Location
Affected Party	Section 13.7(f)
Agreed Quarterly Budget	Section 2.1(c)
Arbitration Matter	Section 15.7(b)(i)
AstraZeneca Core IP	Section 9.2(b)
AstraZeneca Indemnitees	Section 13.7(b)
AstraZeneca Program IP	Section 9.2(c)
Bankruptcy Event	Section 13.7(f)
BIND Core IP	Section 9.2(a)
BIND Indemnitees	Section 13.7(a)
BIND Program IP	Section 9.2(c)
Claim	Section 13.7(c)
Competitive Infringement	Section 11.1
Compound Claim	Section 11.1
Confidential Information	Section 12.1(a)
Clinical Development & Commercialization Plan	Section 4.1(c)
Clinical Development & Commercialization Term	Section 4.2(a)
Confidentiality Agreement	Section 12.5

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Defined Term	Location
Disclosing Party	Section 12.1(a)
Distributor	Section 7.5 (c)
Exclusivity Period	Section 6.1
External Officer	Section 15.7(a)
External Expenses	Section 2.1(d)
Indemnitee	Section 13.7(c)
Indemnitor	Section 13.7(c)
Issuing Party	Section 12.2(b)
Joint Program IP	Section 9.2(c)
JSC	Section 3.2(a)
JWT	Section 3.2(f)
Losses	Section 13.7(a)
Milestone Events	Section 8.2(a)
Milestone Payments	Section 8.2(a)
Party Representatives	Section 13.3
Payments	Section 8.6(f)
Product Development and Manufacturing Plan	Section 2.1(b)
Product Development and Manufacturing Term	Section 2.1(a)
Product Specific Patent	Section 9.2(b)
Program Lead	Section 3.1
Quality Agreement	Section 5.1
Receiving Party	Section 12.1(a)
Release	Section 12.2(b)
Reviewing Party	Section 12.2(b)
Royalty Term	Section 8.3(b)
Sole Program IP	Section 9.2(c)
Subcommittees	Section 3.2(e)
Supply Agreement	Section 5.1
Term	Section 14.1

Section 2. Product Development and Manufacturing.

2.1 Product Development and Manufacturing Generally.

(a) The Parties will use Commercially Reasonable Efforts to conduct the Product Development and Manufacturing Program, pursuant to the terms of the Product Development and Manufacturing Plan, on the terms and conditions set forth in this Agreement, and in accordance with applicable law. Each Party shall (a) perform or cause to be performed the research activities allocated to it under the Product Development and Manufacturing Plan in good scientific manner and in compliance in all material respects with all applicable laws and regulations, including good laboratory practices and good clinical practices, (b) to achieve the objectives of the Plan efficiently and expeditiously by allocating sufficient time, effort, equipment and skilled personnel to complete such activities successfully and promptly, and (c) insofar as the research activities involve the use of animals, conduct those research activities in accordance with the AstraZeneca International Policy on Animal Care and Use, and Bioethics

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Policy copies of which are appended hereto in Exhibit 2.1(a). The Product Development and Manufacturing Program will be undertaken and performed during the period beginning on the Effective Date and ending on the establishment of a commercial/Phase III manufacturing capability (which shall be deemed to have happened upon release of the first batch of Product for commercial/Phase III use), unless earlier terminated as provided in this Agreement (the “Product Development and Manufacturing Program Term”). The Product Development and Manufacturing Program Term may be extended only by mutual written agreement of the Parties.

(b) The activities to be undertaken and performed by the Parties in connection with the Product Development and Manufacturing Program are set forth in a detailed plan and budget agreed in writing by the Parties (the “Product Development and Manufacturing Program Plan”). Any modifications or amendments to the Product Development and Manufacturing Program Plan (including the budget) that are proposed by either Party will be subject to review by both Parties and will be intended to support the establishment of a commercial/Phase III manufacturing capability. AstraZeneca shall have the final decision making authority with respect to changes in the Product Development and Manufacturing Program Plan provided that any modification that would alter the type or amount of resources required for BIND to perform its obligations thereunder shall be the subject of written approval by BIND which shall not be unreasonably withheld. If BIND is unwilling or unable to carry out work under the Product Development and Manufacturing Program Plan as requested, then the Parties will work in good faith to have such work carried out by a Third Party or AstraZeneca, provided that in no event shall this sentence apply to any research or development activities that would require BIND to disclose any trade secrets to a Third Party or AstraZeneca.

(c) Each Party will use Commercially Reasonable Efforts to undertake and perform its respective obligations as set forth in the Product Development and Manufacturing Program Plan using appropriate personnel and resources. Each Party agrees to use its Commercially Reasonable Efforts to complete the activities contemplated within the Product Development and Manufacturing Program Plan within the timelines set and within any agreed budget. In accordance with Section 3.2(f), the Parties will agree in advance on a budget for each portion of these activities upon a quarterly basis (the “Agreed Quarterly Budget”). The Parties will work together to coordinate their efforts in performing their respective responsibilities under the Product Development and Manufacturing Program Plan.

(d) For BIND’s performance in connection with Product Development and Manufacturing Program Plan, AstraZeneca shall pay to BIND for those costs of FTEs as set out in the budget at the FTE Rate, plus all project related external costs of a type previously approved in writing by AstraZeneca and reasonably incurred by BIND (the “External Expenses”). The External Expenses may include, for example, the cost of materials for manufacturing research materials, Products or Product Candidates in excess of a five (5) gram quantity, but shall not include routine laboratory supplies or purchase of capital equipment unless specifically agreed to in the Product Development and Manufacturing Program Plan or otherwise mutually agreed to by the Parties in writing. The Parties will work together to minimize External Expenses and AstraZeneca shall have the opportunity and right to work with BIND (at AstraZeneca’s sole discretion) to reduce third party expenditure including agreeing the process for sourcing third party services, negotiation and selecting suppliers. BIND shall provide AstraZeneca with its subcontractors’ and suppliers’ invoices showing the cost for performing parts of or components for the Product Development and Manufacturing Program Plan.

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(e) BIND shall keep accurate records pertaining to the number of FTE’s and the External Expense utilized by BIND in the conduct of the Product Development and Manufacturing Program Plan. The records shall conform with general accounting principles. Such records shall be kept by BIND for at least three (3) years from the end of the year in which such work was undertaken.

(f) During the Product Development and Manufacturing Program Term and for three (3) years thereafter AstraZeneca may at its own expense, appoint an independent certified public accountant to audit the records kept by BIND of such FTE costs incurred by BIND and paid for by AstraZeneca provided that such right of audit shall be exercisable no more frequently than once per calendar year and no period shall be subject to audit more than one time.

2.2 Records, Reports and Materials.

(a) Each Party will maintain, or cause to be maintained, records of its activities and results achieved under the Product Development and Manufacturing Program in sufficient detail and in good scientific manner appropriate for scientific, patent and regulatory purposes, and which will properly reflect all work performed. All such records will be maintained in a manner consistent with (i) applicable law relating to similar documentation used to obtain and maintain Regulatory Approvals in the United States, and (ii) such Party’s applicable internal policies and procedures.

(b) During the Product Development and Manufacturing Program Term and for the next calendar quarter thereafter, each Party will furnish to the JSC a summary written report, within thirty (30) days after the end of each calendar quarter, describing the status and progress of its performance under the Product Development and Manufacturing Program Plan and any other work conducted by or on its behalf as part of the Product Development and Manufacturing Program; provided that each Party shall provide notice as soon as reasonably practical to the other Party in the event that it becomes aware of unanticipated safety concerns relating to the use, storage, handling or exposure to the Materials used in connection with the Product Development and Manufacturing Program Plan. In addition BIND will provide to AstraZeneca Formal Reports as described in the Product Development and Manufacturing Plan. The Formal Reports will be provided initially to AstraZeneca in a draft format, and AstraZeneca will have thirty (30) days to review the report and ask for modifications or additional information to be included. BIND shall submit the updated Formal Report including such modifications or additional information to AstraZeneca within thirty (30) days of receipt by BIND of AstraZeneca’s written request for revisions to the Formal Report.

(c) If samples of Materials are provided during the Product Development and Manufacturing Program Term, the Party receiving such Materials will use the Materials solely in accordance with the Product Development and Manufacturing Program Plan (or as may otherwise be permitted under the terms and conditions of this Agreement), including that such Party shall not perform any other analysis, or reverse-engineering activities, with respect to such Materials unless reasonably necessary for the performance of that Party’s obligations under this Agreement. The Party receiving such Materials will not distribute or otherwise allow the release of Materials to any Third Party without the prior written consent of the supplying Party (which consent will not be unreasonably withheld). Materials made available to the receiving Party (and any derivatives or progeny thereof) are and will remain the sole property of the supplying Party and will be used in compliance with all applicable law. The Party supplying such Materials will

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provide the other Party together with the Materials any available information related to the safe and proper storage and handling of the Materials. The Party supplying such Materials hereby represents and warrants that it has the right and authority to provide and make available such Materials to the other Party for use as contemplated hereunder.

2.3 Subcontractors. Either Party may subcontract any of its activities for the Product Development and Manufacturing Program to a Third Party, provided that any such Third Party is reasonably acceptable to both Parties and must have entered into a written agreement with such Party that includes terms and conditions protecting and limiting use and disclosure of Confidential Information and Know-How at least to the same extent as under this Agreement and requiring the Third Party and its personnel to assign to such Party all right, title and interest in and to any materials, technology and intellectual property (and intellectual property rights therein) created or conceived in connection with performance of subcontracted activities. Each Party is responsible for compliance by such Third Party with the applicable terms and conditions of this Agreement and the Supply and Quality Agreements as applicable. For clarity AstraZeneca might need to inspect a potential subcontractor as per its internal validation process before it can deem such subcontractor acceptable. For the avoidance of doubt all Third Parties of BIND shall be required to confirm their compliance with AstraZeneca’s Global Responsible Procurement Standard (http://www.astrazeneca.com/Responsibility/Working-with-supplier) prior to use or within thirty (30) days of the Effective Date for existing Third Parties.

Section 3. Relationship Management.

3.1 Program Leads. On or as soon as practicable after the Effective Date (but in all cases prior to the first meeting of the JSC), each of BIND and AstraZeneca will designate one of its individual employees to serve as that Party’s lead and primary point of contact for matters related to the coordination of Product Development and Manufacturing Program activities (each, a “Program Lead”). The Program Leads will also serve as co-chairpersons of the JSC with responsibility for generating JSC meeting schedules and agendas and other administrative matters related to the conduct of JSC meetings. A Party will have the right to change its Program Lead and designate a different one of its individual employees to serve as that Party’s Program Lead by providing written notice thereof the other Party.

3.2 Joint Steering Committee.

(a) On or as soon as practicable after the Effective Date, the Parties will establish a Joint Steering Committee (the “JSC”), comprised of the two (2) Program Leads, two (2) representatives of BIND, and two (2) representatives of AstraZeneca. The Parties may agree to increase the number of representatives each Party may nominate provided that at any time both Parties have an equal number of representatives. Each Party may replace any of its representatives on the JSC at any time upon written notice to the other Party.

(b) The attendance and participation in any JSC meeting of any Third Party consultant or subcontractor will be subject to the prior written consent of the other Party (which will not be unreasonably withheld). Any such consent will be conditioned upon the following: (i) the Third Party consultant or subcontractor is bound by written obligations of confidentiality and non-use to the requesting Party that are consistent with the provisions of this Agreement; and (ii) the Third Party consultant or subcontractor enters into a suitable confidentiality and non-use agreement with the consenting Party.

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(c) The JSC will meet during the term of the Product Development and Manufacturing Program at least semi-annually, or as otherwise agreed, at such times as are agreed to by the JSC members. Such meetings may be in-person, via videoconference, or via teleconference. Meetings of the JSC will be effective only if at least one (1) representative of each Party is present or participating. BIND’s Program Lead will be responsible for chairing JSC’s meetings during the first twelve (12) months of the Term, and such responsibility will thereafter alternate between AstraZeneca’s Program Lead and BIND’s Program Lead for twelve (12) month periods during the remainder of the Term.

(d) The JSC will be responsible for reviewing progress toward completion of the Product Development and Manufacturing Program and the associated budgets. The JSC shall not have any right to make any binding or other decisions or determinations with respect to the Product Development and Manufacturing Program and, for the sake of clarity and the avoidance of doubt, AstraZeneca shall have final decision-making authority, except as otherwise provided in this Agreement.

(e) From time-to-time, the JSC may establish and delegate specific matters or types of matters within its jurisdiction to subcommittees or directed teams (“Subcommittees”), the composition of which shall be determined by the JSC.

(f) The JSC shall within thirty (30) days of the Effective Date establish a Joint Working Team (“JWT”) with representation from AstraZeneca and Bind that will serve as a joint working group for the purpose of implementing the Product Development and Manufacturing Program and associated budget approved by the JSC, coordinating the practical aspects of the parties’ collaboration under the Agreement, handling day-to-day issues in relation thereto and facilitating communication between the parties in respect thereof. AstraZeneca shall have sole responsibility for chairing all JWT meetings. The responsibilities of the JWT will be defined by the JSC and will include being responsible for: (i) delivering the Product Development and Manufacturing Program approved by the JSC (ii) proposing to the Program Leads revisions of the Product Development and Manufacturing Program Plan and associated budget in accordance with Section 2.1(b); (iii) reviewing and approving the Agreed Quarterly Budget proposed by BIND in accordance with Sections 2.1(c) and 8.5(a); and (iv) reviewing and approving the actual quarterly expenditure incurred by BIND in accordance with Sections 2.1(d) and 8.5(a). AstraZeneca shall have final decision making authority on the JWT except as otherwise provided in this Agreement.

(g) The JSC shall within thirty (30) days of the Effective Date form a Joint Patent Team consisting of at least one (1) member from each Party in order to oversee and agree upon the patenting strategy to be adopted and the handling of the prosecution, maintenance, defense and enforcement of any patents in accordance with the terms of this Agreement, including Section 9, Section 10 and Section 11. Any disputes that are not resolved by the JSC shall be determined in accordance with Section 15.7. The Parties acknowledge that the Joint Patent Team shall continue to exist and function for as long as those activities for which it is responsible are required to be undertaken.

(h) The JSC will cease to exist upon the expiration or termination of the Product Development and Manufacturing Program Term.

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Section 4. Clinical Development and Commercialization of Product Candidates and Products.

4.1 Clinical Development & Commercialization Program.

(a) Subject to compliance with the terms and conditions set forth herein, AstraZeneca will be solely responsible for designing and performing all aspects of the Clinical Development & Commercialization Program, and AstraZeneca will have sole responsibility for all costs and expenses arising therefrom. Subject to compliance with the terms and conditions set forth herein, AstraZeneca will have sole decision-making authority with respect to the design and conduct of the Clinical Development & Commercialization Program.

(b) To the extent that BIND has, during the Product Development and Manufacturing Program Term, provided or otherwise made available to AstraZeneca any Materials for use in performance of the Product Development and Manufacturing Program Plan, AstraZeneca will have the right to continue to use such Materials as necessary in connection with the Clinical Development & Commercialization Program, to the same extent as the license by BIND in Section 7.1 and subject to AstraZeneca’s compliance with Section 2.2(c).

(c) The Clinical Development and Commercialization activities to be undertaken and performed by AstraZeneca in connection with the Clinical Development & Commercialization Program are set forth in a plan agreed in writing by the Parties (the “Clinical Development & Commercialization Plan”). Any modifications or amendments to the Clinical Development & Commercialization Plan that would alter the type or amount of resources required for BIND to perform its obligations thereunder shall be subject to review and prior written approval by BIND except for help provided with regulatory filings or interaction with regulatory activities as described in Section 4.3. If BIND is unwilling or unable to carry out such work as required, then the Parties shall promptly appoint a Third Party that is reasonably acceptable to BIND and AstraZeneca or enable AstraZeneca to undertake such work in order to ensure such work is completed without delay.

4.2 Information Sharing During the Clinical Development & Commercialization Term.

(a) During each meeting of the JSC during the Exclusivity Period and the performance of the Clinical Development & Commercialization Plan (the “Clinical Development & Commercialization Term”), AstraZeneca will provide BIND with an update on its strategic plans and progress of Clinical Development and Commercialization of Product Candidates and Products. AstraZeneca will also consider in good faith any reasonable requests by BIND for additional information related thereto.

(b) During the Exclusivity Period, AstraZeneca will provide semi-annual progress reports to the JSC regarding the status and results of its efforts to Develop and Commercialize Product Candidates and Products in the Field and Territory. Each such report will include a summary of the following: [***]. Such reports may (as determined by AstraZeneca in its sole discretion) be provided in writing or in the form of an audio-visual presentation. All such reports shall be considered and treated as Confidential Information of AstraZeneca in accordance with Section 12 hereof.

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(c) Following the end of the Exclusivity Period and during the performance of the Clinical Development & Commercialization Plan, AstraZeneca will provide an annual progress report to BIND regarding the status of its efforts to Develop and Commercialize Product Candidates and Products in the Field and Territory. Each such report will include a summary of the following: [***]. The progress report will be deemed to be Confidential Information of AstraZeneca in accordance with Section 12.

4.3 Regulatory.

(a) AstraZeneca shall be responsible for preparing, submitting and maintaining all Regulatory Documentation that incorporates CMC Data for Product Candidates and Products, including Regulatory Approvals therefor. BIND will provide all reasonable assistance to AstraZeneca for the preparation of Regulatory Documentation, including response to questions from regulatory authorities, as requested by AstraZeneca. BIND shall provide AstraZeneca on a quarterly basis with a budget for such assistance. [***]

(b) All Regulatory Approvals and related Regulatory Documentation received from any Regulatory Authority in the Territory for Product Candidates or Products will be the sole property of AstraZeneca and held in the name of AstraZeneca (or in each such case its Affiliate or Sublicensee).

(c) AstraZeneca will [***] provide BIND with copies of all Regulatory Approvals and related Regulatory Documentation received from the FDA, MHLW or EMA for Product Candidates or Products [***], and such other information as BIND may reasonably request regarding such Regulatory Approvals and related Regulatory Documentation for Product Candidates and Products.

(d) Preparation of Regulatory Submissions.

(i) BIND will have the right to review and comment on the content and subject matter of, and strategy for, all Regulatory Documentation filings to be made to the FDA, MHLW or EMA for Product Candidates and Products, including filings for clinical studies, and other filings for Regulatory Approval, to such Regulatory Authorities.

(ii) AstraZeneca will [***] provide to BIND (a) copies of all written or electronic communications with the FDA, MHLW or EMA received by AstraZeneca or its Affiliates or Sublicensees from, or forwarded by AstraZeneca or its Affiliates or Sublicensees to, such Regulatory Authorities with respect to obtaining or maintaining any Regulatory Approvals for Products, [***], and (b) [***] produced by AstraZeneca, its Affiliates or Sublicensees.

(e) AstraZeneca will be responsible for all communications with Regulatory Authorities concerning Products. AstraZeneca will (i) notify BIND [***] all formal meetings and material communications with representatives of the FDA, MHLW or EMA, and (ii) [***] to BIND copies of all meeting minutes and summaries of all such meetings and other discussions with the FDA, MHLW or EMA. BIND will have the right to [***], in any meetings with such Regulatory Authorities. AstraZeneca will have the right to [***] any such meeting with a Regulatory Authority and [***].

(f) From and after receipt of each Regulatory Approval, subject to compliance with the terms and conditions set forth herein, AstraZeneca will have authority and responsibility to submit all reports or amendments necessary to maintain Regulatory Approvals and to seek revisions of the conditions of each such Regulatory Approval. AstraZeneca will have authority and responsibility to seek and obtain any necessary Regulatory Authority approvals of any product label, or Regulatory Authority-approved prescribing information, package inserts, monographs and packaging used in connection with Products, as well as promotional material used in connection with Products, and for determining whether the same requires Regulatory Approval.

4.4 Commercialization. Subject to compliance with the terms and conditions set forth herein, AstraZeneca will be solely responsible for and control Commercialization of Products, and AstraZeneca will have sole responsibility for all costs and expenses arising therefrom.

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4.5 Diligence. AstraZeneca will use, or will cause its Affiliates and Sublicensees to use, Commercially Reasonable Efforts to Develop, seek Regulatory Approval for, and following Regulatory Approval, to Commercialize Product Candidates and Products in the Field and Territory.

4.6 Record Keeping and Reports. AstraZeneca will prepare and maintain, and will cause its Affiliates and Sublicensees, to prepare and maintain, appropriate records (in accordance with its standard policies and procedures) regarding the Clinical Development and Commercialization of Product Candidates and Products.

Section 5. Manufacturing.

5.1 Promptly following the Effective Date, the Parties will negotiate in good faith towards a supply agreement pursuant to which BIND will Manufacture or have Manufactured, Product Candidates and Products for use in preclinical and Phase I and (as necessary) Phase II Clinical Trials (the “Supply Agreement”) and a quality agreement pertaining to such activities (the “Quality Agreement”), as well as Investigator Sponsored Studies which are initiated before the beginning of any Phase III Clinical program. The Supply Agreement and the Quality Agreement will each contain terms and conditions substantially similar to those set out in Schedule 5.1 and such other reasonable terms as are customarily included in similar pre-commercial supply agreements and quality agreements. For the avoidance of doubt the Quality Agreement shall include the requirement for BIND to establish a quality management system framework prior to the manufacture of clinical Product Candidates and Products in addition to the control and review of outsourced activities and report to AstraZeneca any regulatory compliance issues with its subcontractors as well as any critical quality non-conformances relating to the Products Candidates and Products. The Parties’ objective is that the Supply Agreement and the Quality Agreement shall be entered into as soon as reasonably practical and within [***] days [***].

5.2 Commercial Supply. BIND and AstraZeneca will cooperate to transition the Manufacturing of Product Candidates and Product to a Third Party manufacturer for the establishment of a commercial/Phase III Clinical Trial manufacturing capability. BIND shall have the right to submit an offer of terms for the commercial supply of Product Candidates and Product to AstraZeneca and AstraZeneca will consider such terms in good faith, together with any other Third Party offers received. If the terms offered by BIND are not accepted by AstraZeneca, BIND shall collaborate with the successful Third Party manufacturer to transfer capability and responsibility to that Third Party manufacturer. In such event, AstraZeneca shall be responsible for the further Manufacturing of Product Candidates and Products and shall contract directly with any Third Party manufacturer. BIND will cooperate to provide to AstraZeneca or such Third Party manufacturer, under obligations of confidentiality and non-use to provide robust protection of BIND’s intellectual property in form and substance satisfactory to BIND, all existing manufacturing information then in BIND’s possession and control and reasonably required for such Third Party to perform such Manufacturing of Product Candidates and Products for AstraZeneca. BIND will also, in connection therewith, grant to AstraZeneca and such Third Party manufacturer a non-exclusive license to use such manufacturing technology solely for the purposes of performing the Manufacturing of Product Candidates and Products for

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AstraZeneca. AstraZeneca shall be solely responsible for all costs associated with the purchase of Product Candidates and Products from such Third Party manufacturer. To the extent required to satisfy 35 USC § 204, AstraZeneca agrees that any Products used or sold in the United States will be manufactured substantially in the United States. BIND will have no responsibility to AstraZeneca for AstraZeneca’s further supply of Product Candidates and Products to be provided by a Third Party manufacturer pursuant to this Section 5.2; provided that, AstraZeneca and BIND shall remain in communication throughout Clinical Development and Commercialization regarding AstraZeneca’s manufacturing requirements and any technical or other issues in connection therewith and BIND’s expertise and resources that could be made available to AstraZeneca on terms to be negotiated by the Parties.

Section 6. Exclusivity.

6.1 Exclusive Relationship. For the period of [***] years from the Effective Date (the “Exclusivity Period”), except in the performance of its obligations under this Agreement, BIND will not, on its own or with a Third Party, research, Develop or Commercialize any other [***] Kinase Inhibitor for use in the Field; provided that AstraZeneca is conducting an active and ongoing research, Clinical Development and Commercialization program throughout the Exclusivity Period.

6.2 Exclusivity Renewal. AstraZeneca may elect to extend the Exclusivity Period by giving BIND written notice of its desire to extend its exclusivity, such notice to be received by BIND no less than [***] days, and paying the Exclusivity Renewal Fee to BIND. At each subsequent anniversary, AstraZeneca may elect to extend the then-current Exclusivity Period by providing written notice to BIND, such notice to be received by BIND no less than [***] days prior to the termination of the then-current Exclusivity Period, and paying the Exclusivity Renewal Fee to BIND.

6.3 Exclusivity in Change of Control. Upon a Change of Control, BIND’s acquiror shall be permitted to conduct research, Develop or Commercialization of [***] Kinase Inhibitors for use in the Field; provided, however, that if the Exclusivity Period is still in effect at the time of such Change of Control, then AstraZeneca shall have the right within [***] months after such Change of Control to require BIND to effect a transfer of BIND Background Technology sufficient to permit AstraZeneca or any nominated Third Party to Manufacture a Product Candidate alone and in the Product. BIND shall also make available to AstraZeneca or any nominated Third Party the reasonable assistance of BIND employees and shall request that any Third Party manufacturer (if appointed) be available to support the transfer of the manufacturing technology to AstraZeneca. BIND shall use Commercially Reasonable Efforts to ensure that these personnel will co-operate with AstraZeneca in the implementation of the manufacturing technology until such implementation has been completed successfully. BIND shall in addition put in place all necessary procedures to ensure that all Confidential Information generated under this Agreement or disclosed by AstraZeneca to BIND relating to the Product Candidate remains protected and is not disclosed to any persons involved in the research, Develop or Commercialize [***] Kinase Inhibitors at such acquirer, other than under this Agreement.

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6.4 Non-Compete. BIND agrees during the Agreement Term that it will not outside of this Agreement develop or assist any Third Party to develop a nanoparticulate formulation of [***].

Section 7. Licenses and Other Rights.

7.1 License to AstraZeneca.

(a) Subject to the terms and conditions of this Agreement, BIND hereby grants to AstraZeneca and its Affiliates an exclusive (including with regard to BIND and its Affiliates) worldwide, royalty-bearing license in the Field under the Exclusive Licensed Technology to research, develop (including to conduct Clinical Development), Manufacture, Commercialize, import, use, sell, offer for sale and otherwise exploit a Product Candidate alone and in the Product.

(b) BIND and its Affiliates hereby grants to AstraZeneca a non-exclusive worldwide, royalty-bearing license in the Field under the Non-Exclusive Licensed Technology to research, develop (including to conduct Clinical Development), Manufacture, Commercialize, import, use, sell, offer for sale and otherwise exploit a Product Candidate alone and in the Product in the Field.

(c) Notwithstanding the foregoing licenses in Sections 7.1(a) and (b), any license granted under Patents and Know-How Controlled by BIND necessary or useful for the manufacturing process for the Product Candidate alone and in the Product shall be limited to the Manufacture by AstraZeneca in its own manufacturing facility or in the facility of a Third Party manufacturer solely for manufacturing and supply to AstraZeneca, and is further subject to those conditions and obligations in this Agreement.

7.2 Non-Exclusive Research License by BIND. BIND hereby grants to AstraZeneca a royalty-free, fully paid-up, non-exclusive, nontransferable (except in connection with a permitted assignment of this Agreement in accordance with Section 15.1) license in the Territory during the Product Development and Manufacturing Program Term under the BIND Background Technology and BIND Program IP for the sole and limited purpose of permitting AstraZeneca to perform its obligations under the Product Development and Manufacturing Program. AstraZeneca will have the limited right to grant sublicenses of such license to its Affiliates or to Third Party subcontractors only if and to the extent necessary for such Affiliates or Third Party subcontractors to perform activities under the Product Development and Manufacturing Program Plan for and on behalf of AstraZeneca in accordance with the terms of Section 2.3.

7.3 Non-Exclusive Research License by AstraZeneca. AstraZeneca hereby grants to BIND a royalty-free, fully paid-up, non-exclusive, nontransferable (except in connection with a permitted assignment of this Agreement in accordance with Section 15.1) license in the Territory during the Product Development and Manufacturing Program Term under the AstraZeneca Background Technology and AstraZeneca Program IP for the sole and limited purpose of permitting BIND to perform its obligations under the Product Development and Manufacturing Program. BIND will have the limited right to grant sublicenses of such license to its Affiliates or

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to Third Party subcontractors only for such Affiliates or Third Party subcontractors to perform activities under the Product Development and Manufacturing Program Plan for and on behalf of BIND in accordance with the terms of Section 2.3.

7.4 Accurin Data License. AstraZeneca hereby grants to BIND and its Affiliates a perpetual, irrevocable, non-exclusive, royalty-free, fully paid-up worldwide license, with the right to sublicense, to use certain data [***] which is generated under this Agreement and that are Controlled by AstraZeneca and its Affiliates and Sublicensees, to research, develop (including to conduct Clinical Development) and Commercialize Accurin-containing molecules or other drug candidates (and pharmaceutical compositions and preparations thereof), but not any Product. [***] The benefit of and all rights to use all Accurin Data obtained by BIND from other partners shall be included within the grant to AstraZeneca of Non-Exclusive Licensed Technology. Before disclosing to any Third Party any Accurin Data identified under this Agreement, BIND shall first identify such data and provide a copy of it to AstraZeneca. AstraZeneca shall within twenty one (21) days of the date of disclosure to AstraZeneca review such data and confirm whether in AstraZeneca’s reasonable opinion it constitutes Accurin Data (as defined above). If the Parties are unable to agree any such dispute shall be resolved in accordance with Section 15.7. Once data is agreed or determined to be Accurin Data there shall be no further need to seek any subsequent approval to use such data in accordance with this Section 7.4.

7.5 Transfer and Sublicensing.

(a) The licenses granted in Sections 7.1(a) and (b) are transferable only upon a permitted assignment of this Agreement in accordance with Section 15.1.

(b) AstraZeneca shall have the right to grant sublicenses, through multiple tiers of sublicensees, under the licenses granted in Sections 7.1(a) and (b), to its Affiliates and to any Third Party to act as a Distributor (as defined below). Where AstraZeneca grants a sublicense to a Person that is not an Affiliate of AstraZeneca, and such Person is not a Distributor, such Person shall be a “Sublicensee” for purposes of this Agreement.

(c) AstraZeneca and its Affiliates shall have the right (without any requirement of consent) to grant to any Third Party the right to sell Products under AstraZeneca’s brand name where title to such Product transfers to such Third Party (each such Third Party, a “Distributor”) provided that (a) such grant does not include the grant of any rights to conduct Clinical Development or Commercialize a Product other than to sell Products under AstraZeneca’s brand name and (b) the appointed Distributor purchases its requirements of Products from AstraZeneca or its Affiliates but does not otherwise make any royalty, milestone or other payments (including non-monetary consideration) to AstraZeneca. If a Third Party (i) has the right to conduct Clinical Development or Commercialize a Product other than to sell Products under AstraZeneca’s brand name and (ii) makes any royalty, milestone or other payments (including non-monetary consideration) other than for its own requirements of Products from AstraZeneca or any Affiliate of AstraZeneca to AstraZeneca or its Affiliates, then such Third Party shall be deemed to be Sublicensee under this Agreement.

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(d) The licenses granted in Sections 7.1(a) and (b) may be sublicensed and other rights granted thereunder by AstraZeneca to Third Parties, but without the right to grant further sublicenses or other rights thereunder, only in compliance with the following:

(i) AstraZeneca may grant a sublicense to an Affiliate provided such sublicense only remains in effect for as long as such Affiliate remains an Affiliate of AstraZeneca;

(ii) AstraZeneca may grant a sublicense to non-Affiliated Third Parties that are clinical research organizations, contract manufacturers, contract laboratory organizations, and other similar organizations (including those undertaking investigator initiated studies) that support the development (including the Clinical Development) and Commercialization of Product Candidates and Products on a fee-for-service or other basis, provided that such sublicenses include obligations of confidentiality and non-use to provide robust protection of BIND’s intellectual property in form and substance reasonably satisfactory to BIND;

(iii) [***] AstraZeneca may grant a sublicense to other non-Affiliated Third Parties as a Sublicensee hereunder, provided that if AstraZeneca proposes entering into an agreement by which AstraZeneca would grant an exclusive right to develop (including to conduct Clinical Development) or Commercialize a Product in a Major Market Country, then AstraZeneca shall be required to obtain BIND’s prior written consent (which consent will not be unreasonably withheld);

(iv) AstraZeneca will provide BIND with a copy of any Sublicensee agreement with a non-Affiliated Sublicensee within thirty (30) days of execution thereof provided that AstraZeneca may redact any information that is not necessary to disclose to ensure compliance with this Agreement;

(v) AstraZeneca will be responsible for any and all obligations of any such Sublicensee as if such Sublicensee were “AstraZeneca” hereunder;

(vi) Any such Sublicensee will agree in writing to be bound by similar obligations as “AstraZeneca” hereunder with respect to the activities of such Sublicensee hereunder (and not with respect to the activities of any other); and

(vii) BIND will be made an express third-party beneficiary of any such Sublicensee’s obligations under such agreement that relate to compliance with the terms and conditions of this Agreement.

7.6 No Other Licenses or Rights. Nothing herein will be construed as creating, granting or otherwise conveying to either party any license or other right (whether by implication, estoppel or otherwise) other than those licenses and other rights that are expressly provided for in this Agreement.

Section 8. AstraZeneca Payments to BIND.

8.1 Upfront Payment. Within ten (10) days after the Effective Date, AstraZeneca will pay to BIND Four Million US dollars (US $4,000,000) as a non-refundable and non-creditable upfront payment.

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8.2 Milestone Payments.

(a) AstraZeneca will make milestone payments (“Milestone Payments”) to BIND upon achievement of each of the milestone events listed on the table below (“Milestone Events”) by or on behalf of AstraZeneca, an Affiliate or a Sublicensee. Each Milestone Payment shall be payable a maximum of one (1) time. Each Milestone Payment will be payable by AstraZeneca to BIND within [***] days after the achievement of the corresponding Milestone Event, and will be non-refundable and non-creditable.

Milestone Event	Milestone Payment
[***] Milestones
[***]	[***]
[***] Milestones
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***] Milestones
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***] Milestone
[***]	[***]

(b) For the purpose of the Approval Milestones in the table above, a second type of solid tumor will be a solid tumor affecting a different organ from the first type of solid tumor or a distinctly different type of tumor in the same organ as defined by standard clinical practice at the time. For example, small cell lung cancer and non-small cell lung cancer are different types of tumors as defined by current standard clinical practice.

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(c) If a Milestone Event described above for any of Phase I Clinical Trial, Phase II Clinical Trial, or Phase III Clinical Trial is not achieved for a Product Candidate or Product, but one or more of subsequent Milestone Events described above for the same Product Candidate or Product is achieved, (e.g., approval is sought for example on a Phase II/III Clinical Trial), each such earlier skipped Milestone Payment will then be due and payable with and in addition to such subsequently achieved Milestone Payment.

(d) AstraZeneca will give BIND notice of when AstraZeneca reasonably believes it will achieve a Milestone Event.

8.3 Royalties.

(a) Royalties. Subject to the terms and conditions of this Agreement, AstraZeneca will pay to BIND royalties on Net Sales, for the period of time specified in Section 8.3(b), at the graduated royalty rates specified in the following table with respect to the aggregate annual worldwide Net Sales of all Products in the Territory in a calendar year:

Aggregate Annual Worldwide Net Sales of All Products in a Calendar Year	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

The applicable royalty rate will be determined by reference to all Net Sales on which royalties are paid in a given calendar year. By way of example, in a given calendar year, if the aggregate annual worldwide Net Sales for all Products for which royalties are due under this Section 8.3(a) were [***], the following royalty payment would be payable under this Section 8.3(a) (subject to all reductions set forth in this Agreement): [***].

(b) Royalty Term. Royalties due under this Agreement with respect to a particular Product in a particular country in the Territory will commence upon the First Commercial Sale of such Product in such country and end on the date on which all of the following are true: (i) such Product is no longer covered by a Valid Claim within the Exclusive Licensed Technology, (ii) the Product is no longer covered by a Valid Claim covering the composition of matter of the Compound or Product within Patents Controlled by AstraZeneca in such country, (iii) no Regulatory Exclusivity exists for such Product in such country, and (iv) [***] (such period, the “Royalty Term”). Following the end of the Royalty Term, on a country-by-country and Product-by-Product basis, AstraZeneca shall have a royalty-free, perpetual, irrevocable, worldwide license, with the right to sublicense, to the Exclusive Licensed Technology and Non-Exclusive Licensed Technology relating to such Product in such country.

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(c) Additional Royalty Provisions.

(i) Only one royalty will be due with respect to the sale of the same unit of Product.

(ii) Royalties when owed or paid hereunder will be non-refundable and non-creditable and not subject to set-off, except as expressly set forth herein.

(iii) Only one royalty will be due hereunder on the sale of a Product even if the Manufacture, use, sale, offer for sale or importation of such Product infringes more than one (1) Patent.

8.4 Third Party Licenses. During the Agreement Term, BIND will have the first option of securing and paying for all costs associated with any Third Party licenses which are necessary to secure in order to provide the Parties with freedom to operate under this Agreement with respect to the Exclusively Licensed Technology or Non-Exclusively Licensed Technology. If AstraZeneca becomes aware of any such Third Party Patent rights it will provide prompt notice thereof to BIND and BIND will have the first right and opportunity to secure a license or similar rights thereto at its sole expense. Such rights shall automatically become part of the Exclusively Licensed Technology or Non-Exclusively Licensed Technology, as applicable, at no additional cost to AstraZeneca. If BIND opts not to exercise such right, then AstraZeneca shall have the option to obtain such rights in the relevant country or region within the Territory and shall be permitted to credit [***] of the amounts payable thereunder against royalties that are payable to BIND for sales in such countries or regions in the Territory; provided that such credit shall be limited so that no royalty payment due to BIND shall be reduced by more than [***]. Amounts that are not currently creditable due to the application of such limitation shall be carried-forward to future payment periods. AstraZeneca shall be responsible for securing and paying for any Third Party licenses required to have freedom to operate otherwise with respect to the Product Candidate or Product.

8.5 FTE; External Expenses; Reimbursement of Prosecution and Maintenance Expenses. The payment of funding for BIND FTEs and External Expenses will be due and payable as further provided in this Section 8.5

(a) Quarterly FTE and External Expense Payments. AstraZeneca will pay BIND the FTE Rate for the number of FTEs of BIND and the External Expenses of BIND specified in the Product Development and Manufacturing Program Plan during the Product Development and Manufacturing Program Term on a quarterly basis in arrears. BIND shall provide AstraZeneca with a budget for such FTE costs and External Expenses on a Quarterly basis that will detail Third Party payments. The Parties acknowledge that actual expenditure may differ from budgeted amounts, and accordingly agree that the aggregate amount actually spent by BIND may be higher than the amount specified in each Agreed Quarterly Budget. In the event BIND’S costs in the aggregate exceed the amount budgeted in any Agreed Quarterly Budget covering those activities set out in the Product Development and Manufacturing Program Plan by more than [***] and unless such additional cost has been agreed to in writing by AstraZeneca, then JSC shall determine if such excess amount is reasonable under the circumstances. If the JSC determines such excess amounts are reasonable, such amounts shall be deemed out-of-pocket

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costs suitable for re-imbursement; otherwise, the excess shall be the responsibility of BIND. All costs incurred by BIND in accordance with this Agreement which are determined to be non-cancellable costs shall be paid by AstraZeneca.

(b) Timing of FTE and External Expense Payments. At the end of each Quarter, BIND shall submit an invoice to AstraZeneca. The invoice shall be in sufficient detail to allow AstraZeneca to verify that the activities have been performed in accordance with the Product Development and Manufacturing Program Plan and the relevant purchase order and that the External Expenses have been incurred. AstraZeneca shall pay to BIND within [***] days after receipt by AstraZeneca of such invoice. Unless otherwise instructed by AstraZeneca in writing, all invoices and supporting documentation shall be sent to AstraZeneca in accordance with the details set forth in the purchase order.

(c) Additional FTE Commitment; External Expense. If AstraZeneca requests BIND to perform additional work under this Agreement (that is, in addition to the work to be performed under Section 2.1 and the manufacture and supply services to be performed under Section 5.1), AstraZeneca and BIND will either (A) agree to a work plan and FTE and external expense budget for such additional work in which case FTE and external expense funding will be advanced in the manner described in Sections 8.5(a) and (b) or (B) BIND will invoice AstraZeneca for actual FTE and external expense costs incurred at the FTE Rate and actual external expenses incurred on a monthly basis and such invoices shall be payable by AstraZeneca within [***] days [***].

(d) Initial Capital Equipment. With respect to the large process capital equipment identified in Table 3 of the Product Development and Manufacturing Agreement which shall be acquired by BIND, AstraZeneca shall reimburse BIND for the use of such equipment in an amount equal to [***], which shall be payable in [***]. Within [***] days of such acquisition, BIND shall submit an invoice to AstraZeneca for each such payment. AstraZeneca shall pay to BIND within [***] days after receipt by AstraZeneca of each invoice. For clarity, for any use of this equipment required by AstraZeneca after payment of the last Quarterly payment BIND shall make no charge for such use.

(e) Reimbursement of Prosecution and Maintenance Expenses. AstraZeneca will pay to BIND AstraZeneca’s share of the costs and expenses of Prosecution and Maintenance of the BIND Background Patents as set forth in Section 10.1(b). BIND shall submit an invoice to AstraZeneca on a Quarterly basis for each such payment. AstraZeneca shall pay to BIND within [***] days after receipt by AstraZeneca of each invoice.

8.6 Payment Terms.

(a) Manner of Payment. All payments to be made by AstraZeneca hereunder will be made in US dollars by wire transfer in accordance with the following instructions or such other instructions as BIND may designate during the term:

Beneficiary Bank Information:

[***]

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(b) Payment of Expenses. AstraZeneca shall reimburse BIND within [***] days of receiving any invoice from BIND for those expenses incurred by BIND in accordance with Section 8.5.

(c) Reports and Royalty Payments. For as long as royalties are due under Section 8.3(a), AstraZeneca will furnish to BIND a written report on a Product-by-Product and country-by-country basis, within [***] days after the end of each calendar quarter, showing the amount of Net Sales of Products and royalty due for such calendar quarter. Royalty payments for each calendar quarter will be due at the same time as such written report for the calendar quarter. The report will include, at a minimum, the following information for the applicable calendar quarter, each listed by Product and by country of sale: (i) the number of units of Products sold or distributed by AstraZeneca and its Affiliates and Sublicensees, and that number of such units on which royalties are due hereunder; (ii) the gross amount received for such sales; (iii) deductions taken from Net Sales as specified in the definition thereof; (iv) Net Sales; (v) the royalties owed; and (vi) the computations for any applicable currency conversions pursuant to Section 8.6(e). All such reports will be treated as Confidential Information of AstraZeneca. AstraZeneca will also report the date of First Commercial Sale of each Product in each country within [***] days after occurrence thereof.

(d) Records and Audits. AstraZeneca will keep, and will cause each of its Affiliates and Sublicensees to maintain, complete and accurate books and records relating to the rights and obligations under this Agreement and any amounts payable to BIND in relation to this Agreement, which records shall contain sufficient information to permit BIND to confirm the accuracy of any reports delivered to BIND and compliance in other respects of this Agreement. For the five (5) years next following the end of the calendar year to which each will pertain, such books and records will be kept at each of their principal place of business and will be open for inspection no more than once per calendar year at reasonable times by an independent certified accountant selected by BIND, to verify any reports and payments made or compliance in other respects under this Agreement. Such accountant must have executed and delivered to AstraZeneca a confidentiality agreement as reasonably requested by AstraZeneca. The results of such inspection, if any, will be binding on both Parties. Any underpayments will be paid by AstraZeneca within [***] days of notification of the results of such inspection. Any overpayments will be creditable against amounts payable in subsequent payment periods. BIND will pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for any calendar year shown by such inspection of more than [***] of the amount paid, AstraZeneca will reimburse BIND for any reasonable costs and expenses of such accountant.

(e) Currency Exchange. With respect to Net Sales invoiced in U.S. dollars, the Net Sales and the amounts due to BIND hereunder will be expressed in U.S. dollars. With respect to Net Sales invoiced in a currency other than U.S. dollars, the Net Sales will be expressed in the domestic currency of the entity making the sale, together with the U.S. dollar equivalent, calculated using the official rate of exchange of such domestic currency as quoted by the Wall Street Journal, New York edition, for the last business day of the calendar quarter for which the payment is made.

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(f) Tax The royalties, milestones and other amounts payable by AstraZeneca to Licensor pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes unless required by Applicable Law. Each Party alone shall be responsible for paying any and all Taxes (other than withholding taxes required by Applicable Law to be paid by AstraZeneca) levied on account of, or measured in whole or in part by reference to, the income of such Party.

(g) Tax Withholding. AstraZeneca shall deduct or withhold from the Payments any Taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if BIND is entitled under any applicable treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to AstraZeneca or the appropriate governmental authority (with the assistance of AstraZeneca to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve AstraZeneca of its obligation to withhold Tax, and AstraZeneca shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that AstraZeneca has received evidence, in a form reasonably satisfactory to AstraZeneca, of BIND’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the Payments are due. If, in accordance with the foregoing, AstraZeneca withholds any amount, it shall pay to BIND the balance when due, make timely payment to the proper Tax Authority of the withheld amount, and send to BIND proof of such payment within sixty (60) days following that payment. BIND will also indemnify AstraZeneca for any tax, interest or penalties imposed on AstraZeneca if AstraZeneca improperly reduces or eliminates withholding tax based upon BIND’s representations in such prescribed forms.

(h) Indirect Taxes. All Payments are exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those payments.

The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. If such amounts of Indirect Taxes are refunded by the applicable Governmental Authority or other fiscal authority subsequent to payment, the Party receiving such refund will transfer such amount to the paying Party within forty-five (45) days of receipt. The Parties agree to reasonably cooperate to provide any information required by the Party pursuing a refund of Indirect Taxes paid.

(i) Imports. For the avoidance of doubt, the Parties acknowledge and agree that none of the upfront payments, milestone payments or royalties payable under this Agreement are related to the license (or right) to import products. The Parties shall cooperate in accordance with Applicable Laws to maximize the full benefits of available duty free or savings programs such as Free Trade Agreements or other Special Trade Programs to ensure where permissible no import duties are paid on imported products. The receiving Party shall be responsible for any import clearance, including payment of any import duties and similar charges, in connection with any products transferred to such Party under this Agreement.

(j) Interest Due. AstraZeneca will pay BIND interest on any payments that are not paid on or before the date such payments are due under this Agreement (before and after any

LICENSE AGREEMENT

judgment) at an annual rate (but with interest accruing on a daily basis) of the lesser [***] above the prime rate as reported in The Wall Street Journal, New York Edition, and the maximum rate permitted by applicable law, such interest to run from the date upon which payment of such sum became due until payment thereof in full together with such interest.

8.7 Mutual Convenience of the Parties. The royalty and other payment obligations set forth hereunder have been agreed to by the Parties for the purpose of reflecting and advancing their mutual convenience, including the ease of calculating and paying royalties and other amounts to BIND.

Section 9. Intellectual Property.

9.1 Background Technology. As between the Parties, (a) BIND will own all right, title and interest in and to the BIND Background Technology, and (b) AstraZeneca will own all right, title and interest in and to the AstraZeneca Background Technology.

9.2 Ownership and Inventorship.

(a) New BIND Core IP. As between the Parties, BIND will solely own all right, title and interest in and to any Program IP that constitutes improvements, modifications or enhancements to (i) BIND Background Technology, or (ii) Accurins™ (including compositions of matter, methods of use and methods of manufacturing (but excluding Product Specific Patents (as defined below)), and all right, title and interest thereto will automatically vest solely in BIND (collectively referred to herein as “BIND Core IP”). AstraZeneca, for itself and on behalf of its Affiliates and subcontractors, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to BIND all right, title and interest in and to such BIND Core IP (unless already owned by BIND). AstraZeneca will cooperate, and will cause the foregoing persons and entities to cooperate, with BIND to effectuate and perfect the foregoing ownership, including by promptly executing and recording assignments and other documents consistent with such ownership.

(b) New AstraZeneca Core IP. As between the Parties, AstraZeneca will solely own all right, title and interest in and to (i) any Program IP that constitutes improvements, modifications or enhancements to AstraZeneca Background Technology; and (ii) patent applications and any patent resulting therefrom that claim solely the Product Candidate (including compositions of matter, methods of use and methods of manufacturing the Product Candidate) and no other subject matter (“Product Specific Patent”), and all right, title and interest thereto will automatically vest solely in AstraZeneca (collectively referred to herein as “AstraZeneca Core IP”). BIND, for itself and on behalf of its Affiliates and subcontractors, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to AstraZeneca all right, title and interest in and to such AstraZeneca Core IP (unless already owned by AstraZeneca). BIND will cooperate, and will cause the foregoing persons and entities to cooperate, with AstraZeneca to effectuate and perfect the foregoing ownership, including by promptly executing and recording assignments and other documents consistent with such ownership.

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(c) Program IP.

(i) Except as otherwise provided in Sections 9.2(a) or 9.2(b), ownership of any Program IP created or conceived solely by or on behalf of a Party will be solely owned by such Party (together with rights owned by such Party pursuant to Sections 9.2(a) or 9.2(b), rights described in this Section 9.2(c) are referred to herein as “Sole Program IP” for each Party), and if created or conceived jointly by or on behalf of the Parties (either during the course of the Feasibility Study Agreement or under this Agreement) will be jointly owned by the Parties (referred to herein as “Joint Program IP”). Accordingly, any BIND Core IP, Sole Program IP or Joint Program IP in which BIND has an ownership interest will be “BIND Program IP”, and any AstraZeneca Core IP, Sole Program IP or Joint Program IP in which AstraZeneca has an ownership interest will be “AstraZeneca Program IP”.

(ii) Each Party will have an undivided one-half interest in and to Joint Program IP. Each Party may exercise its ownership rights in and to such Joint Program IP, including the right to license and sublicense or otherwise to exploit, transfer or encumber its ownership interest, subject to the licenses hereunder and the other terms and conditions of this Agreement, without an accounting or obligation to, or consent in from, the other Party, except as specially set forth in this Section 9.2(c). At the time of filing a patent application that covers any Joint Program IP, the Parties will discuss whether such independent exercising of ownership rights for that subject matter might impact on each parties’ commercial interests. If one party is of the opinion that its commercial interests might be so impacted, then the Parties will file patent applications to cover two patent families, such that one patent family will claim the commercially sensitive subject matter only (and will become Sole Program IP for that Party), and the other patent family will claim the Joint Program IP only. BIND agrees that it will need to obtain AstraZeneca’s prior written consent to license or sublicense any AstraZeneca Program IP to any Third Party. AstraZeneca agrees that it will have the rights to grant licenses or sublicenses any BIND Program IP as set forth in Section 7.5 only.

(iii) At the reasonable written request of a Party, the other Party will in writing grant such consents and confirm that no accounting is required to effect the foregoing regarding Joint Program IP. Each Party, for itself and on behalf of its Affiliates, licensees and sublicensees, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to the other Party a joint and undivided interest in and to all Joint Program IP.

(iv) The Parties agree that in some instances, Joint Program IP could encompass both improvements to BIND Background Technology and improvements to AstraZeneca Background Technology or include Product Specific claims. In this event, such Joint Program IP may be split with the full agreement and co-operation of the Parties (effected through the Joint Patent Team) into BIND Program IP and AstraZeneca Program IP, provided this can be achieved without material disadvantage to either Party.

(v) Subject to the terms and conditions of this Agreement (including Section 10 and Section 11):

(A) Each Party will be solely responsible for the Prosecution and Maintenance, and the enforcement and defense, of any Patents within its Sole Program IP, and the other Party will have no rights with respect thereto; and

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(B) The Prosecution and Maintenance, and the enforcement and defense, of any Patents within Joint Program IP will be jointly managed by the Parties on mutually agreeable terms to be decided by the Joint Patent Team described in Section 3.2(g) above, and all recoveries and out-of-pocket costs and expenses arising from those activities, absent further agreement, will be shared equally by the Parties (provided that sufficient advance written notice of any such costs or expenses is given to the Party not incurring same), provided that if either Party elects not to pay any such costs or expenses for any such Patent, the Parties will meet and agree upon an equitable way to treat such Patent.

(d) Inventorship. Inventorship determination for all Patents worldwide arising from any Program IP and thus the ownership thereof (subject to Sections 9.2(a) and (b) above) will be made in accordance with applicable United States patent laws.

9.3 Disclosure of Program IP. During the Term, BIND will promptly (and at least on a calendar quarterly basis) disclose to AstraZeneca any Program IP created or conceived by or on behalf of BIND, and will provide such documentation regarding same as AstraZeneca may reasonably request, to the extent licensed to AstraZeneca under Section 7.1. During the Term, AstraZeneca will promptly (and at least on a calendar quarterly basis) disclose to BIND any Program IP created or conceived by or on behalf of AstraZeneca, and will provide such documentation regarding same as BIND may reasonably request. Disclosure of Program IP by each party to the other will be effected by the Joint Patent Team. The Parties hereby agree that neither Party shall file patent applications claiming or encompassing any Program IP without first consulting the other party in sufficient time for a reasonable review and discussion of any issues raised by such proposed filing, and in any event at least fourteen (14) days in advance of any such proposed filing date.

9.4 Joint Research Agreement. This Agreement will be understood to be a joint research agreement in accordance with 35 USC § 103(c)(3) to Develop and Commercialize the Products in the Field and Territory, provided that neither Party will be required by this reference to have any Patent take advantage of or become subject to such § 103(c)(3) except in accordance with the provisions of this Agreement regarding Prosecution of such Patent.

Section 10. Patent Prosecution and Maintenance

10.1 BIND Prosecution and Maintenance.

(a) Except as set forth in Section 10.1(b), BIND will have the sole right to Prosecute and Maintain the BIND Background Patents and AstraZeneca will have no rights with respect to such activities.

(b) BIND will have the sole right to Prosecute and Maintain the BIND Background Patents described in Exhibit 10.1(b), and AstraZeneca will have no rights with respect to such activities, except:

(i) BIND shall inform AstraZeneca of the territories in which BIND intends to file these Background Patents;

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(ii) if AstraZeneca would like the applications to be filed in territories other than [***], BIND agrees to pursue such further territorial applications, provided that BIND will pay [***] of the costs and expenses to Prosecute and Maintain such applications in such additional territories, up to a total aggregate payment by BIND of [***] per patent family, and any remaining costs and expenses shall be at AstraZeneca’s expense;

(iii) BIND will keep AstraZeneca informed of the status of these BIND Background Patents, provide copies of all material submissions and correspondence with any Patent authorities regarding the foregoing, in sufficient time to allow for review and comment by AstraZeneca, provided that AstraZeneca will reimburse BIND for (1) [***] and expenses associated to Prosecute and Maintain such patent applications in [***] and (2) [***] of the costs and expenses associated to Prosecute and Maintain any divisionals, continuations or continuations-in-part relating to such patent applications or patents in [***].

(c) Other than with respect to BIND Program IP that constitutes Joint Program IP, BIND will have the first right, at its sole expense, to Prosecute and Maintain BIND Program IP. BIND will regularly provide AstraZeneca with copies of all Patent applications within the BIND Program IP, and all other material submissions and correspondence with any Patent authorities regarding the foregoing, in sufficient time to allow for review and comment by AstraZeneca. In addition, BIND will provide AstraZeneca and its counsel with an opportunity to consult with BIND and its counsel regarding Prosecution and Maintenance of any of the foregoing and BIND will use reasonable efforts to address concerns raised by AstraZeneca with respect to the Prosecution and Maintenance of Patents that include Compound Claims. Subject to the foregoing, in the event of any disagreement between BIND and AstraZeneca, BIND will have the final decision-making authority with respect to the matter involved as long as BIND acts in good faith.

10.2 Product Specific Patents. Product Specific Patents will be filed by AstraZeneca at AstraZeneca’s sole discretion, but with the full co-operation and co-ordination of BIND.

10.3 AstraZeneca Prosecution and Maintenance.

(a) AstraZeneca will have the sole right to Prosecute and Maintain the AstraZeneca Background Patents, and BIND will have no rights with respect thereto.

(b) Other than with respect to AstraZeneca Program IP that constitutes Joint Program IP, AstraZeneca will have the first right, at its sole expense, to Prosecute and Maintain AstraZeneca Program IP and Product Specific Patents. AstraZeneca will regularly provide BIND with copies of all Patent applications within the Product Specific Patents, and all other material submissions and correspondence with any Patent authorities regarding the foregoing, in sufficient time to allow for review and comment by BIND. AstraZeneca will use reasonable efforts to address any concerns raised by BIND. Subject to the foregoing, in the event of any disagreement between BIND and AstraZeneca, AstraZeneca will have the final decision-making authority with respect to the matter involved as long as AstraZeneca acts in good faith.

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10.4 Cooperation. Each Party will reasonably cooperate with the other Party in the Prosecution and Maintenance of the Patents for which it is responsible. Such cooperation will include promptly executing all documents, or requiring inventors, employees and consultants and agents of such Party and its Affiliates and Sublicensees to execute all documents, as reasonable and appropriate so as to enable the Prosecution and Maintenance of any such Patents in any country.

10.5 Patent Extensions. If any election for patent term restoration or extension, supplemental protection certificate or any of their equivalents may be made with respect to any BIND Program IP or any BIND Background Patents based on any Product, after consultation with AstraZeneca, BIND will have the sole right to decide whether or not to take such action. AstraZeneca will not seek to restore or extend any Patents within the BIND Program IP or any BIND Background Patents. BIND will not seek to restore or extend any Patents based on AstraZeneca’s Regulatory Approvals for the Product or Product Candidate without AstraZeneca’s prior written approval. For the avoidance of doubt, AstraZeneca shall have sole right to extend Product Specific Patents without consultation with BIND.

10.6 Orange Book Patent Listings. With respect to any Patent listings required for Products anywhere in the Territory, the Parties will agree on which (if any) BIND Program IP or any BIND Background Patents to list, only if necessary to comply with the relevant applicable laws. AstraZeneca will not seek to list any Patents within the BIND Program IP or any BIND Background Patents, without the prior written consent of BIND.

Section 11. Patent Enforcement and Defense.

11.1 Notice. Each Party will notify the other Party in writing of any actual or suspected Competitive Infringement with respect to any patent claim within the Program IP of either party (including Product Specific Patents) that claims solely the Product Candidate (including compositions of matter, methods of use and methods of manufacturing the Product Candidate) and no other subject matter (a “Compound Claim”) by a Third Party, or of any claim of invalidity, unenforceability, or non-infringement of any Compound Claims, and will, along with such notice, supply the other Party with any evidence in its Control pertaining thereto. For purposes of this Agreement, “Competitive Infringement” means any allegedly infringing activity with respect to a Compound Claim that falls within the scope of the exclusive license granted by BIND to AstraZeneca as set forth in Section 7.1, or allegedly infringing activity with respect to a Product Specific Patent owned by AZ.

11.2 Enforcement and Defense.

(a) Competitive Infringement. As between the Parties, AstraZeneca will have the first right, but not the obligation, to seek to abate any actual or suspected Competitive Infringement of any Compound Claims by a Third Party, or to file suit against any such Third Party for such Competitive Infringement. If AstraZeneca does not take steps to abate any such Competitive Infringement, or file suit to enforce the Compound Claims against such Third Party with respect to such Competitive Infringement, within a commercially reasonably time, BIND will have the right (but not the obligation) to take action to enforce the Compound Claims against such Third Party for such Competitive Infringement. The controlling Party will pay all its Patent Costs incurred for such enforcement. Neither Party will exercise any of its enforcement rights under this Section 11.2(a) without first consulting with the other Party, provided that this consultation requirement will not limit each Party’s rights under this Section 11.2(a).

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(b) Defense. As between the Parties, AstraZeneca will have the first right, but not the obligation, to defend against a declaratory judgment action or other action challenging any Product Specific Patents, other than with respect to any counter-claims in any enforcement action, or any action by a Third Party in response to an enforcement action brought by BIND pursuant to Section 11.2(a), which defense will be controlled by BIND. If AstraZeneca does not take steps to defend within a commercially reasonably time, BIND will have the right (but not the obligation) to so defend. The controlling Party will pay all its Patent Costs incurred for such defense.

(c) Withdrawal, Cooperation and Participation. With respect to any infringement or defensive action identified above in this Section 11.2:

(i) If the controlling Party ceases to pursue or withdraws from such action, it will notify the other Party and such other Party may substitute itself for the withdrawing Party and proceed under the terms and conditions of this Section 11.2.

(ii) The non-controlling Party will cooperate with the Party controlling any such action (as may be reasonably requested by the controlling Party), including (a) providing access to relevant documents and other evidence, (b) making its and its Affiliates and licensees (including Sublicensees) and all of their respective employees, consultants and agents available at reasonable business hours and for reasonable periods of time, but only to the extent relevant to such action, and (c) if necessary, by being joined as a party, subject for this clause (c) to the controlling Party agreeing to indemnify such non-controlling Party for its involvement as a named party in such action and paying those Patent Costs incurred by such Party in connection with such joinder. The Party controlling any such action will keep the other Party updated with respect to any such action, including providing copies of all documents received or filed in connection with any such action.

(iii) Each Party will have the right to participate or otherwise be involved in any such action controlled by the other Party, in each case at the participating Party’s sole cost and expense. If a Party elects to so participate or be involved, the controlling Party will provide the participating Party and its counsel with an opportunity to consult with the controlling Party and its counsel regarding the prosecution of such action (including reviewing the contents of any correspondence, legal papers or other documents related thereto), and the controlling Party will take into account reasonable requests of the participating Party.

(d) Settlement. AstraZeneca shall not enter into any settlement of any claim described in this Section 11.2 that admits to the invalidity, narrowing of scope or unenforceability of the Patents that are the subject of the license grants under Sections 7.1 and 7.2 of this Agreement, incurs any financial liability on the part of BIND or requires an admission of liability, wrongdoing or fault on the part of BIND without BIND’s prior written consent. BIND shall not enter into any settlement of any claim described in this Section 11.2 that admits to the invalidity, narrowing of scope or unenforceability of the Patents that are the subject of the license grants under Sections 7.1 and 7.2 of this Agreement in a manner or to an extent that limits the scope of rights granted to AstraZeneca under Section 7.1 or Section 7.2, incurs any financial liability on the part of AstraZeneca or requires an admission of liability, wrongdoing or fault on the part of AstraZeneca without AstraZeneca’s prior written consent. If a Party has

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joined the legal action, it shall consent to such settlement proposed by the other Party and execute any documents or take such actions necessary to effect a settlement that comports with the requirements of this Section 11.2(d).

(e) Damages. Unless otherwise agreed by the Parties, all monies recovered upon the final judgment or settlement of any action described in Section 11.2(a), or any action described in Section 11.2(b), will be used: (i) first, to reimburse each of the Parties on a pro rata basis for each of their external costs and expenses relating to the action; and (ii) second, [***] to the controlling Party and [***] to the other Party.

11.3 Other Patents. Other than as provided under Section 9.2(b) and Sections 11.2(a) and 11.2(b), BIND will have the sole right to enforce and defend (i) the Patents within the BIND Program IP and (ii) the BIND Background Patents, and AstraZeneca will have no rights with respect thereto. AstraZeneca will have the sole right to enforce and defend (i) the Patents within the AstraZeneca Program IP other than the AstraZeneca Program IP that constitutes Joint Program IP and (ii) the AstraZeneca Background Patents, and BIND will have no rights with respect thereto.

Section 12. Confidential Information and Publicity.

12.1 Confidentiality.

(a) Confidential Information. Except as expressly provided herein, each of the Parties agrees that, for itself and its Affiliates, and for as long as this Agreement is in effect and for a period of [***] years thereafter (or in perpetuity for any Confidential Information that qualifies as a trade secret), a Party and its Affiliates (the “Receiving Party”) receiving Confidential Information of the other Party or its Affiliates (the “Disclosing Party”) will (i) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (ii) not use such Confidential Information for any purpose except those licensed or otherwise authorized or permitted by this Agreement. For purposes of this Agreement, “Confidential Information” means (A) all Materials and (B) all ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party or at the request of Receiving Party, including any of the foregoing of Third Parties. Without limiting the foregoing, BIND Background Technology and BIND Program IP, will be considered Confidential Information of BIND, and AstraZeneca Background Technology and AstraZeneca Program IP will be considered Confidential Information of AstraZeneca.

(b) Exceptions. The obligations in Section 12.1(a) will not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent proof:

(i) is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder;

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(ii) was known to the Receiving Party or its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

(iii) is subsequently disclosed to the Receiving Party or its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;

(iv) is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party; or

(v) has been independently developed by employees or contractors of the Receiving Party or its Affiliates without the aid, application or use of Confidential Information of the Disclosing Party.

(c) Authorized Disclosures. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(i) subject to Section 12.2, by either Party in order to comply with applicable non-patent law (including any securities law or regulation or the rules of a securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance;

(ii) by either Party, in connection with prosecuting or defending litigation, making regulatory filings, and filing, prosecuting, maintain, defending and enforcing Patents;

(iii) by AstraZeneca, to its Affiliates, potential or actual permitted Sublicensees, permitted acquirers or assignees under Section 15.1, permitted subcontractors, and each of AstraZeneca and its Affiliates’ respective directors, employees, contractors and agents; and

(iv) by BIND, to its Affiliates, potential or actual permitted acquirers or assignees under Section 15.1, collaborators and other licensees, permitted subcontractors, investment bankers, investors, lenders, and each of BIND and its Affiliates’ respective directors, employees, contractors and agents, provided that (1) with respect to Section 12.1(c)(i) or 12.1(c)(ii), where reasonably possible, the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) with respect to Sections 12.1(c)(iii) and 12.1(c)(iv), each of those named people and entities must be bound prior to disclosure by confidentiality and non-use restrictions at least as restrictive as those contained in this Section 12 (other than investment bankers, investors and lenders, who must be bound prior to disclosure by commercially reasonable obligations of confidentiality).

12.2 Terms of this Agreement; Publicity.

(a) The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 12.1(c). Each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms

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hereof without the prior written consent of the other Party (or as such consent may be obtained in accordance with Section 12.2(a)), which consent will not be unreasonably withheld or delayed, or as permitted by Section 12.1(c).

(b) In the event either Party (the “Issuing Party”) desires to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the Issuing Party will provide the other Party (the “Reviewing Party”) with a copy of the proposed press release or public statement (the “Release”). The Reviewing Party will have [***] business days to provide any comments on such Release. If the Receiving Party provides any comments, the Parties will consult on such Release and work in good faith to prepare a mutually acceptable Release provided that such Release will not contain any Confidential Information owned by the Receiving Party without the written consent of the Receiving Party. Either Party may subsequently publicly disclose any information previously contained in any Release so consented to.

(c) The Parties agree to issue the joint press release set forth on Exhibit 12.2(c) promptly following the Effective Date.

(d) For avoidance of doubt, once information relating to the terms of this Agreement has been disclosed in accordance with this Section 12.2, such information may thereafter be disclosed by either Party without the necessity of notice to, or the consent of, the other Party.

12.3 Notwithstanding anything herein to the contrary, BIND shall be entitled to present or publish blinded data and results relating to Product Candidates [***]; provided that the [***] used to generate such data and results and [***] collaboration with AstraZeneca [***]. Before presenting or publishing any blinded data or results relating to Product Candidates, BIND shall [***] (including [***]). AstraZeneca shall within [***] days of the date of disclosure to AstraZeneca review such data and identify whether in AstraZeneca’s reasonable opinion it contains any AstraZeneca Confidential Information or any data may identify the Product Candidate or any data may adversely impact any patenting activity. If the Parties agree, such AstraZeneca Confidential information or the data capable of identifying the Product Candidate shall be removed. Once any such data is approved by AstraZeneca there shall be no further need to seek any subsequent approval to disclose such data.

12.4 Publication. Notwithstanding anything herein to the contrary, either Party may propose publication of the results in summary form only of the Product Development and Manufacturing Program under this Agreement upon three (3) months’ notice prior to submission. Both Parties understand that a reasonable commercial and scientific strategy may require a delay of publication of information or filing of Patent applications, therefore the Parties agree to review and consider a delay of publication and filing of patent applications under certain circumstances. For clarification, without the agreement on the publication or the period of delay, no publication can be made. Once any publication has been reviewed by each Party and has been approved for publication, then, provided a copy of any later publication is produced for review to assess the effect and context of such publication, then an expedited review process will be undertaken. Expedited reviews for abstracts or poster presentations may be arranged if mutually agreeable to the Parties. In all cases each Party also will have the right to require that its Confidential Information that would be disclosed in any such proposed publication be deleted prior to such publication. Each Party will acknowledge the other Party’s contributions in any such publication unless otherwise instructed.

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12.5 Relationship to the Confidentiality Agreement. This Agreement supersedes the Confidentiality Agreement entered into by and between the Parties dated 26th September 2012 (the “Confidentiality Agreement”), provided that all “Confidential Information” disclosed or received by the Parties thereunder will be deemed “Confidential Information” hereunder and will be subject to the terms and conditions of this Agreement.

Section 13. Warranties; Limitations of Liability; Indemnification

13.1 BIND Representations and Warranties. BIND represents and warrants to AstraZeneca that as of the Effective Date:

(a) BIND is a corporation duly organized, validly existing and in good standing under the laws of state or jurisdiction in which it is incorporated, and it has full right and authority to enter into this Agreement and to grant the licenses and other rights to AstraZeneca as herein described.

(b) This Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of BIND enforceable against BIND in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other law affecting creditors’ rights generally from time to time if effect, and to general principles of equity.

(c) The execution, delivery and performance of this Agreement does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which BIND is a party, or by which it is bound, nor will it violate any law applicable to BIND.

(d) All necessary consents and approvals of all regulatory and governmental authorities and other persons or entities required to be obtained by BIND in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

(e) All employees of BIND performing Development activities hereunder on behalf of BIND will be obligated to assign all right, title and interest in and to any inventions developed by them, whether or not patentable, to BIND or such Affiliate, respectively, as the sole owner thereof.

(f) BIND will, as appropriate, hire and maintain sufficient staff and management to meet its Commercially Reasonable Efforts in order to support and conduct all the Collaboration Programs hereunder in a timely fashion.

(g) It will not during the Agreement Term grant any right or license to any Third Party that would conflict or interfere with any of the rights or licenses granted to AstraZeneca hereunder.

(h) As of the Effective Date, to the best of BIND’s knowledge, there is no actual infringement or threatened infringement of any BIND Background Technology. In the event that BIND has knowledge, at any time during the Agreement Term, of any pending or threatened (in writing) claim or lawsuit or legal proceeding of a Third Party against BIND alleging that any BIND Patent claiming a Product Candidate or Product is invalid or unenforceable, or that BIND or AstraZeneca’s practice of a Patent(s) licensed by BIND to AstraZeneca under this Agreement infringes or misappropriates in part or in whole the intellectual property or intellectual property rights of such Third Party, BIND will promptly inform AstraZeneca in writing of the same.

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(i) Bind is not aware of any prior art or failure to disclose prior art that would reasonably be anticipated to result in any of the BIND Background Patents being held invalid or unenforceable.

(j) BIND is not aware of any information within BIND’s possession or Control that, to BIND’s Knowledge, would reasonably be expected to adversely affect, in any material respect, the acceptance, or the subsequent approval, of any Product or Product Candidate utilizing BIND’s proprietary nanoengineering technology.

(k) BIND has made available to AstraZeneca all material Know-How and other material information in its possession or Control related to its Background Technology which is reasonably necessary to develop a Product Candidate or Product.

(l) BIND is not restricted from signing this agreement or granting the licenses herein by virtue of any funding from any governmental body.

13.2 AstraZeneca Representations and Warranties. AstraZeneca represents and warrants to BIND that as of the Effective Date:

(a) AstraZeneca is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and it has full right and authority to enter into this Agreement and to accept the rights and licenses granted as herein described.

(b) This Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of AstraZeneca enforceable against AstraZeneca in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally from time to time if effect, and to general principles of equity.

(c) The execution, delivery and performance of this Agreement do not conflict with any other agreement, contract, and instrument or understanding, oral or written, to which AstraZeneca is a party, or by which it is bound, nor will it violate any law applicable to AstraZeneca.

(d) All necessary consents and approvals of all regulatory and governmental authorities and other persons or entities required to be obtained by AstraZeneca in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

13.3 Mutual Representations. Each Party agrees, on behalf of itself, its officers, directors and employees and on behalf of its Affiliates, agents, representatives, consultants and subcontractors hired in connection with the subject matter of his Agreement (together with the Party, the “Party Representatives”) that in connection with any activities carried out under this Agreement:

(a) Each Party’s respective Party Representatives shall not directly or indirectly pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give, or authorize the giving of anything else of value, to:

(i) any Government Official in order to influence official action;

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(ii) any Person (whether or not a Government Official): (A) to influence such Person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), (B) to reward such Person for acting improperly, or (C) where such Person would be acting improperly by receiving the money or other thing of value; and (D) any other Person while knowing or having reason to know that all or any portion of the money or other thing of will be paid offered, promised or given to, or will otherwise benefit, a Government Official in order to influence official action for or against either Party in connection with the matters that are the subject of this Agreement.

(b) Each Party’s Party Representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws.

(c) Each Party, on behalf of itself and its other Party Representatives, represents and warrants to the other Party that for the term of this Agreement and for three (3) years thereafter each Party shall maintain accurate books and reasonably detailed records required to establish compliance with this Section 13.3.

13.4 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER BIND NOR ASTRAZENECA MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY OF ANY PATENT RIGHTS, TITLE, QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, AND NONINFRINGEMENT OF ANY THIRD PARTY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS.

13.5 Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE TO THE OTHER OR ANY THIRD PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT FOR ANY INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 13.5 WILL NOT APPLY TO THE PARTIES’ INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER SECTIONS 13.7(a) AND 13.7(b).

13.6 Performance by Others. The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through Affiliates and permitted subcontractors; provided, however, that each Party will remain responsible and liable for the performance by its Affiliates and permitted subcontractors and will cause its Affiliates and permitted subcontractors to comply with the provisions of this Agreement in connection therewith.

13.7 Indemnification.

(a) AstraZeneca Indemnity. AstraZeneca hereby agrees to indemnify, defend and hold harmless BIND and its Affiliates and their respective officers, employees, directors, agents and contractors, and their respective successors, heirs and assigns and representatives (“BIND Indemnitees”) from and against any liability, damage, loss, cost or expense (including reasonable attorney’s fees, costs and expenses) (collectively, “Losses”) incurred by or imposed upon any of the BIND Indemnitees in connection with any Third Party claims, suits, actions, demands or

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judgments concerning (i) the research, Clinical Development or Commercialization of any Product Candidates or Products by AstraZeneca or any of its Affiliates or Sublicensees, or the exercise of any license or right granted to AstraZeneca under this Agreement (including any such Third Party claims relating to any alleged infringement or misappropriation of Patents or other intellectual property rights based on any of the foregoing), provided that nothing in this clause (i) will prevent AstraZeneca from exercising its rights under Section 8.4); (ii) the material breach by AstraZeneca of any term of this Agreement or any violation by AstraZeneca or any of its Affiliates or Sublicensees of applicable law; (iii) any such Third Party claims relating to any alleged infringement or misappropriation of Patents or other intellectual property rights as part of the Product Development and Manufacturing Program based on the use of a Product Candidate or Patents, Know-How or Confidential Information; or (iv) any gross negligence or willful misconduct on the part of AstraZeneca in performing its obligations under this Agreement, except to the extent that such Losses arise from (a) the negligence, recklessness or willful misconduct of any BIND Indemnitee (b) any material breach of this Agreement by BIND or (c) any claim for which BIND has an obligation to indemnify any AstraZeneca Indemnitees.

(b) BIND Indemnity. BIND hereby agrees to indemnify and hold AstraZeneca, its Affiliates and Sublicensees, and their respective officers, employees, directors, agents and contractors, and their respective successors, heirs and assigns and representatives (“AstraZeneca Indemnitees”) harmless from and against all Losses arising from any Third Party claim due to (i) the material breach by BIND of any representations, warranties, or covenants or other term of this Agreement or any violation by BIND or any of its Affiliates of applicable law; or (ii) any gross negligence or willful misconduct on the part of BIND in performing its obligations under this Agreement, except to the extent that such Losses arise from (a) the negligence, recklessness or willful misconduct of any AstraZeneca Indemnitees (b) any material breach of this Agreement by AstraZeneca or (c) any claim for which AstraZeneca has an obligation to indemnify any BIND Indemnitees.

(c) Indemnification Procedure. A claim to which indemnification applies under Section 13.7(a) or Section 13.7(b) will be referred to herein as a “Claim”. If any person or entity (each, an “Indemnitee”) intends to claim indemnification under this Section 13.7, the Indemnitee will notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be a Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice will not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). The Indemnitor will have the right to assume and control the defense of such Claim at its own cost and expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee will have the right to retain its own counsel, with the fees, costs and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. If the Indemnitor does not assume the defense of such Claim as aforesaid, the Indemnitee may defend such Claim but will have no obligation to do so. The Indemnitee will not settle or compromise any Claim without the prior written consent of the Indemnitor, and the Indemnitor will not settle or compromise any Claim in any manner which would have an adverse effect on the Indemnitee’s interests, without the prior written consent of the Indemnitee, which consent, in each case, will not be unreasonably withheld. The Indemnitee will reasonably cooperate with the Indemnitor at the Indemnitor’s sole cost and expense and will make available to the Indemnitor all pertinent information under the Indemnitee’s control, which information will be subject to Section 12.1.

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(d) Supply Agreement. The rights and obligations set forth in this Article 13 shall be in addition to, and without prejudice to, indemnification, limitations of liability, insurance, representations and warranties and other rights and obligations of the Parties provided for under the Supply Agreement.

13.8 Insurance. AZ hereby represents and warrants to BIND that it is self-insured against liability and other risks associated with its activities and obligations under this Agreement in such amounts and on such terms as are customary for prudent practices for large companies in the pharmaceutical industry for the activities to be conducted by AstraZeneca under this Agreement. AstraZeneca will provide to BIND evidence of such self-insurance upon request. AstraZeneca will continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which AstraZeneca or any Affiliate or Sublicensee continues to make, use, or sell a product that was a Product under this Agreement, and thereafter for a period of five (5) years.

Section 14. Term, Termination and Survival.

14.1 Term. This Agreement will commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, will continue on a country-by-country and Product-by-Product basis until the end of the period during which royalties are due hereunder on Net Sales of such Product in such country (the longest such period of time for any Products hereunder, the “Term”).

14.2 Termination Rights.

(a) Material Breach. Subject to Section 14.2(b), either Party will have the right to terminate this Agreement if it has reason to believe that the other Party is in material breach of this Agreement (including with respect to a failure to use Commercially Reasonable Efforts). The Party alleging a material breach shall deliver to the other Party a written notice identifying in reasonable detail such material breach with a request for such breach to be cured [***] days or if such breach relates solely to a failure to make a payment when due, within [***] days. If the Breaching Party fails to cure such breach within the [***] day period (or where such breach cannot be cured within such [***] day [***] the Breaching Party fails to take all reasonable actions to cure such breach within such period and thereafter fails to diligently continue to take such actions) or makes payment within the [***] day [***] (unless such payment is in dispute), as applicable, the Non-Breaching Party may terminate this Agreement either (a) with respect to the country or countries to which such material default applies or (b) provided that if such default relates to any two Major Market Countries then it may terminate this entire Agreement.

(b) Disputes Regarding Material Breach. Notwithstanding the foregoing, if the Party alleged to be in breach under Section 14.2(a) disputes in good faith the existence, materiality or failure to cure any such breach, and provides notice to the non-breaching Party of such dispute within such [***] day period or [***] day period as applicable, then the non-breaching Party will not have the right to terminate in accordance with Section 14.2(a) unless and until it has been determined in accordance with Section 15.7 that a material breach has occurred and (b)

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the breaching Party has failed to cure such breach within such [***] day period (or has failed to apply good faith efforts to cure such defect) or such [***] day period, if such breach relates solely to a failure to make a payment when due. It is agreed that during the pendency of any such dispute, all the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations.

(c) Termination for Convenience by AstraZeneca. AstraZeneca may terminate this Agreement in its entirety or with respect to one or more countries in the Territory at any time, effective upon (i) [***] months’ prior written notice to BIND, if notice is given prior to the establishment of a commercial/Phase III Clinical Trial manufacturing capability in accordance with Section 5.2, and (ii) [***] months’ prior written notice to BIND thereafter.

(d) Termination Due to a Serious Safety Issue. In the event AstraZeneca notifies BIND in writing of AstraZeneca’s decision to terminate Development or Commercialization of a Product Candidate or Product as a result of a serious safety issue regarding the use of such Product Candidate or Product, then the Parties will promptly agree upon a wind-down and termination of all Development and Commercialization activities with respect to the applicable Product Candidate or Product and all the costs of such wind-down and termination will, as the case may be, be borne as otherwise set forth in this Agreement depending on the activity involved.

(e) Termination for IP Challenge. BIND will have the right to terminate this Agreement in full upon written notice to AstraZeneca in the event that AstraZeneca or any of its Affiliates or Sublicensees directly or indirectly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any BIND Background Patents or Patents within BIND Core IP which are licensed to AstraZeneca hereunder; provided that BIND will not have the right to terminate this Agreement under this Section 14.2(e) for any such challenge by any Sublicensee if (i) such challenge is dismissed within thirty (30) days of BIND’s notice to AstraZeneca under this Section 14.2(e), (ii) such challenge is not reinstituted or continued, (iii) the Sublicense with such Sublicensee is terminated and (iv) AstraZeneca promptly reimburses BIND for all reasonable costs and expenses incurred by BIND in connection with such challenge.

(f) Termination for Insolvency. To the extent permitted by law, upon the filing or institution of bankruptcy, liquidation or receivership proceedings, or upon an assignment of a substantially all of its assets for the benefit of creditors (a “Bankruptcy Event”) by either Party, BIND, in the case of a Bankruptcy Event by AstraZeneca, or AstraZeneca, in the case of a Bankruptcy Event by BIND, may terminate this Agreement; provided, however, that, in the case of any involuntary bankruptcy proceeding, such right to terminate will only become effective if the subject Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof. Each Party will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and foreign equivalents, including that upon commencement of a bankruptcy proceeding by or against such Party undergoing a bankruptcy proceeding (the “Affected Party”) under the U.S. Bankruptcy Code or foreign equivalents, the non-Affected Party will be entitled to complete duplicates of or complete access to, as such non-Affected Party deems appropriate, any Know-How and Patent and other

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intellectual property rights and all embodiments hereof licensed or to be transferred to such non-Affected Party hereunder by the Affected Party. Such Know-How, rights and embodiments will be promptly delivered to the non-Affected Party (i) upon any such commencement of a bankruptcy proceeding and upon written request thereof by the non-Affected Party, unless the Affected Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under the foregoing clause (i), upon the rejection of this Agreement by or on behalf of the Affected Party upon written request therefore by the non-Affected Party. In addition, if AstraZeneca is the Affected Party, AstraZeneca will have all rights to Manufacture Product Candidates and Products after the Bankruptcy Event. This Section 14.2(f) is without prejudice to any rights the non-Affected Party may have arising under the US Bankruptcy Code, foreign equivalents or other law.

(g) Change of Control. In the event of any Change of Control of BIND occurring during the Product Development and Manufacturing Term, BIND shall notify AstraZeneca promptly but in no event later than two (2) business days following execution of any agreement which gives effect to such Change of Control and AstraZeneca shall have the right within [***] days to (i) meet with the acquiring Party to discuss its intentions with regard to performing its obligations under this Agreement and to seek assurances that the consequences of such Change of Control will not adversely affect the resources and commitment to performing the Product Development and Manufacturing Plan (ii) if reasonable assurances are not received promptly following such meeting then AstraZeneca may terminate the Agreement upon notice in accordance with Section 14.3(b).

14.3 Effects of Termination.

(a) Upon termination of this Agreement by BIND. With respect to only those countries within the Territory which are the subject of termination or the Territory as a whole, as applicable, all licenses and other rights granted to AstraZeneca under this Agreement will terminate. AstraZeneca and its Affiliates and Sublicensees will cease all use of BIND Background Technology and BIND Program IP, and all research, Clinical Development and Commercialization of any Product Candidates or Products. Following termination of the Agreement as a whole by BIND for AstraZeneca’s material breach of the Agreement (and unless no other remedy is offered or awarded following arbitration) then in the event that BIND determines that it wishes to continue the Development or Commercialization of any Product Candidate or Product at its own cost, AstraZeneca agrees to consider in good faith the terms and conditions proposed by BIND (including the payment of milestone and royalties to AstraZeneca) that are reasonable and customary in the pharmaceutical industry for such a licensing opportunity pursuant to which AstraZeneca would transfer all Development and Commercialization activities with respect to such Product Candidate or Product to BIND (including transferring to BIND all Regulatory Filings with respect to such Products) and granting to BIND a license to all Patents and Know-How Controlled by AstraZeneca that are reasonably necessary for the Development or Commercialization of such Products in each case taking into account the respective fault (if any) and damages (if any) incurred by the Parties in connection with the events leading to the termination of this Agreement.

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(b) Without limiting any other legal or equitable remedies that AstraZeneca may have, if AstraZeneca has the right to terminate this Agreement under Section 14.2 (a), (b), (g), (h) then, AstraZeneca may elect either to (a) terminate this Agreement pursuant to Section 14.2 as applicable and seek damages for such breach in which case all licenses and other rights granted by AstraZeneca to BIND shall terminate or (b) continue the Agreement by notice to BIND and seek damages for such breach provided that if AstraZeneca elects to continue then (i) at AstraZeneca’s election all joint committees shall be permanently disbanded and any matters requiring consultation or approval shall be deemed satisfied by the approval or actions of AstraZeneca and only those reports contemplated under Section 8.6 shall continue. AstraZeneca may require BIND at its own cost to cooperate and take such measures as may be requested to ensure a prompt and smooth transition to AstraZeneca or its designee of all those activities required under this Agreement to be undertaken by BIND to ensure the continued development and commercialization of any Candidate Product or Product (including as necessary a transfer of relevant technology), subject to the achievement of the activities referred to in the foregoing part of this sentence then in no event shall this sentence apply to any activities that would require BIND to disclose any trade secrets to AstraZeneca or its designee. Any money damages that may be awarded to AstraZeneca arising from any breach of this Agreement by BIND may be set off against any monies owed by AstraZeneca to BIND as provided for in Section 8. For clarity, in the event of termination by AstraZeneca in accordance with Section 14.2(c), AstraZeneca shall have no obligation to make any further payments in respect of the Initial Capital Equipment.

14.4 Survival. In addition to the termination consequences set forth in Section 14.2(g), and 14.3 the following provisions will survive expiration or termination of this Agreement for any reason, as well as any other provision which by its terms or by the context thereof, is intended to survive such termination: Section 1, Section 2.2(a) [***] days, Section 2.2(c), Section 4.6 [***] days, Section 7.4, Section 8.3(b) (survives an expiration but not termination of this Agreement), Section 8.6(d), Section 8.6(j), Section 9.1, Section 9.2, Section 9.4, Section 12, Section 13.4, Section 13.5, Section 13.7, Section 13.8, Section 14.4, and Section 15. Expiration or termination of this Agreement for any reason will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations will terminate upon expiration or termination of this Agreement.

Section 15 General Provisions.

15.1 Assignment. Neither Party may assign its rights or, except with respect to AstraZeneca, as provided in Section 7.5, delegate its obligations under this Agreement, without the prior written consent of the other Party; provided, that each Party shall have the right without such consent to: (a) perform any or all of its obligations and exercise any or all of its rights through its Affiliates; (b) assign any or all of its rights and delegate any or all of its obligations to any of its Affiliates; and (c) assign all of its rights and obligations hereunder to a successor in interest to all or substantially all of the business to which this Agreement relates. Any assignment or transfer in violation of this Section 0 will be void. This Agreement will inure to the benefit of, and be binding upon, the legal representatives, successors and permitted assigns of the Parties.

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15.2 Force Majeure. Neither Party will be held liable or responsible to the other Party nor be deemed to have breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than any obligation to pay monies) if, but only to the extent that, such failure or delay results from causes beyond the reasonable control of the affected Party, potentially including fire, floods, embargoes, terrorism, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or any other person or entity; provided that the Party affected will promptly notify the other of the force majeure condition and will exert reasonable efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.

15.3 Severability. If any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties will in such an instance use their commercially reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

15.4 Amendment; Waiver. This Agreement may not be modified, amended or rescinded, in whole or part, except by a written instrument signed by the Parties; provided that any unilateral undertaking or waiver made by one Party in favor of the other will be enforceable if undertaken in a writing signed by the Party to be charged with the undertaking or waiver. No delay or omission by either Party hereto in exercising any right or power occurring upon any breach by the other Party with respect to any of the terms of this Agreement will impair any such right or power or be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants, conditions or agreements to be performed by the other will not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained.

15.5 Notices. Except as otherwise provided herein, all notices under this Agreement will be sent by certified mail or by overnight courier service, postage prepaid, to the following addresses of the respective Parties:

If to AstraZeneca, to:	AstraZeneca AB (publ) SE-431 83 Molndal Sweden Attention: Legal Department Fax: +46 31 7763871

With a required copy to:	AstraZeneca UK Limited, Legal Department Mereside, Alderley Park, Macclesfield SK10 4TF Attention: The Assistant General Counsel

LICENSE AGREEMENT

If to BIND, to:	BIND Therapeutics, Inc. 325 Vassar Street Cambridge, Massachusetts 02139 Attention: CEO

With copies to:	Goodwin Procter LLP 53 State Street Boston, MA 02109 Attention: Christopher Denn, Esq.

and

Latham & Watkins LLP John Hancock Tower, 20th Floor 200 Clarendon Street Boston, MA 02116 Attention: Peter N. Handrinos, Esq.

or to such address as each Party may hereafter designate by notice to the other Party. A notice will be deemed to have been given on the date it is received by all required recipients for the noticed Party.

15.6 Applicable Law. This Agreement shall be exclusively governed by the laws of the State of Delaware without regard to its conflict of law principles. Subject to any other dispute resolution provisions set forth in this Agreement (including but not limited to equitable relief from any court of competent jurisdiction for breach), the Parties consent to the exclusive jurisdiction of the state of Delaware.

15.7 Disputes. The Parties recognize that, from time to time during the Term, disputes may arise as to certain matters which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 15.7 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement.

(a) Escalation of Disputes. With respect to all disputes arising between the Parties, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within [***] Business Days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the [***] and [***] at AstraZeneca of each of the Parties, or a designee from senior management with decision-making authority [***] for attempted resolution by good-faith negotiations within [***] Business Days after such notice is received. If such dispute is not resolved in accordance with this Section 15.7(a) then either Party may initiate arbitration in accordance with the procedures set forth in Section 15.7(b).

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(b) Accelerated Arbitration. If any matter is submitted to arbitration by a Party under Sections 14.2 or 15.7(a) or otherwise under this Agreement, then the following procedures shall apply:

(i) The Parties shall mutually select a single independent, conflict-free arbitrator (the “Expert”), who shall have sufficient scientific background and experience to adjudicate the dispute (the “Arbitration Matter”). If the Parties are unable to reach agreement on the selection of an Expert within [***] Business Days of the date of the arbitration demand, then either or both Parties shall immediately request the American Arbitration Association of New York, USA to select an arbitrator with the requisite scientific background, experience and expertise (which arbitrator shall also be deemed the Expert for purposes of this Section 15.7). The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

(ii) Each Party shall prepare and submit a written summary of such Party’s position and any relevant evidence in support thereof to the Expert within [***] days of the selection of the Expert and provide a copy of the same to the other Party. Within [***] days of the exchange of such summaries, each Party shall submit a written rebuttal of the other Party’s summary and may also amend and re-submit its original summary. Oral presentations shall not be permitted unless otherwise requested by the Expert. The Expert shall make a final decision with respect to the Arbitration Matter within [***] days following receipt of the last of such rebuttal statements submitted by the Parties.

(iii) Either Party may apply to the Expert for interim injunctive relief until the arbitration decision is rendered or the Arbitration Matter is otherwise resolved. Either Party also may, without waiving any right or remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending resolution of the Arbitration Matter pursuant to this Section 15.7. Each Party shall bear its own costs and expenses and attorneys’ fees incurred in the Arbitration Matter, and shall pay an equal share of the fees and administrative costs of the Expert.

(iv) Except to the extent necessary to confirm an award or decision or as may be required by Applicable Laws, neither Party may, and the Parties shall instruct the Expert not to, disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the Arbitration Matter would be barred by the applicable New York statute of limitations.

(v) The Parties hereby agree that, with respect to a disputed milestone event, if the Expert determines that the milestone event has in fact occurred, AstraZeneca shall make the applicable milestone payment within [***] Business Days of the Expert’s determination.

(vi) The Parties hereby agree that any payment to be made by a Party pursuant to a decision of the Expert shall be made in United States dollars, free of any tax or other deduction. The Parties further agree that the decision of the Expert shall be the sole, exclusive and binding remedy between them regarding determination of the Arbitration Matters presented.

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15.8 Further Assurances. Each Party agrees to do and perform all such further acts and things and will execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

15.9 Cumulative Remedies and Irreparable Harm. All rights and remedies of the Parties hereunder will be cumulative and in addition to all other rights and remedies provided hereunder or available by agreement, at law or otherwise. Each Party acknowledges and agrees that breach of any of the terms or conditions of this Agreement may cause irreparable harm and damage to the other and that such damage may not be ascertainable in money damages and that as a result thereof the Non-Breaching Party would be entitled to seek from a court equitable or injunctive relief restraining any breach or future violation of the terms contained herein by the breaching Party. Such right to equitable relief is in addition to whatever remedies either Party may be entitled to as a matter of law or equity, including money damages.

15.10 Change of Control. Notwithstanding anything to the contrary herein, (i) no Know-How, Materials, Patents or other intellectual property rights not owned or controlled by BIND or any of its Affiliates before a Change of Control will be Controlled for purposes of this Agreement after such Change of Control, other than (1) Program IP no matter when Controlled, and (2) any Patent that claims priority, directly or indirectly, to any other Patent first Controlled before such Change of Control will be Controlled thereafter no matter when such Patent is filed or issued, and (ii) no assets of BIND or any of its Affiliates, including the items listed in clause (i) above, not owned or in-licensed by BIND or any of its Affiliates before a Change of Control will be subject to Section 6 and the provisions thereunder. In the event of a Change of Control, BIND will have the option to transfer its Manufacturing obligations under Section 5 to AstraZeneca upon [***] days prior written notice.

15.11 Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute BIND and AstraZeneca as partners, agents or joint venturers. Neither Party will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party. There are no express or implied third party beneficiaries hereunder (except for AstraZeneca Indemnitees other than AstraZeneca and BIND Indemnitees other than BIND for purposes of Section 13.7).

15.12 Entire Agreement. This Agreement (along with the Exhibits and Schedules), the Product Development and Manufacturing Program Plan and the Clinical Development & Commercialization Plan contain the entire understanding of the Parties with respect to the subject matter hereof and supersede and replace any and all previous arrangements and understandings, including the Feasibility Study Agreement and the Prior License Agreement, whether oral or written, between the Parties with respect to the subject matter hereof.

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15.13 Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.

15.14 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity will be construed against the drafting party will not apply.

15.15 Interpretation. Whenever any provision of this Agreement uses the term “including” (or “includes”), such term means “including without limitation” (or “includes without limitations”). “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. All definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural. Unless otherwise provided, all references to Sections and Exhibits in this Agreement are to Sections and Exhibits of this Agreement.

15.16 Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Facsimile execution and delivery of this Agreement by either Party will constitute a legal, valid and binding execution and delivery of this Agreement by such Party.

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IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

BIND THERAPEUTICS, INC.

By:	/s/ Scott Minick

Name:	Scott Minick

Title:	Chief Executive Officer and President

ASTRAZENECA AB (publ)

By:	/s/ Anders Ekblom

Name:	Anders Ekblom

Title:	President AstraZeneca AB

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EXHIBIT 1.6

ASTRAZENECA BACKGROUND PATENTS

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EXHIBIT 1.8

THIRD PARTY LICENSE AGREEMENTS

Exclusive License Agreement between JHU and BIND, effective as of February 17, 2009, as such agreement may be amended or restated.

Exclusive Patent License Agreement, by and between MIT and BIND, effective as of June 30, 2007 and amended as of November 24, 2008, as such agreement may be amended or restated.

Exclusive License Agreement, by and between Yale University and BIND, effective as of January 31, 2013, as such agreement may be amended or restated.

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EXHIBIT 1.9

BIND BACKGROUND PATENTS

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EXHIBIT 2.1(a)

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SCHEDULE 5.1

Material Terms for the Supply Agreement and Quality Agreement

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EXHIBIT 10.1(b)

BIND PATENTS

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